Exhibit 99.1

NATIONAL SEMICONDUCTOR CORPORATION

AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF MAY 30, 2010 AND MAY 31, 2009

AND FOR THE YEARS ENDED MAY 30, 2010, MAY 31, 2009 AND MAY 25, 2008

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

National Semiconductor Corporation:

We have audited the accompanying consolidated balance sheets of National Semiconductor Corporation and subsidiaries (the Company) as of May 30, 2010 and May 31, 2009, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three year period ended May 30, 2010. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule included in Item 15(a)2. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of National Semiconductor Corporation and subsidiaries as of May 30, 2010 and May 31, 2009, and the results of their operations and their cash flows for each of the years in the three year period ended May 30, 2010, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in note 2 to the consolidated financial statements, the Company has changed its method of accounting for the valuation of financial assets and liabilities at the beginning of fiscal year 2009 due to the adoption of Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 820, Fair Value Measurements and Disclosures, and, as discussed in note 12 to the consolidated financial statements, the Company has changed its method of accounting for the measurement date of its defined benefit pension plans in fiscal year 2009 due to the adoption of ASC Topic 715, Compensation–Retirement Benefits. Also, as discussed in note 11 to the consolidated financial statements, the Company changed its method of accounting for uncertain tax positions at the beginning of fiscal year 2008 as a result of the adoption of ASC Topic 740, Income Taxes.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of May 30, 2010, based on criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated July 20, 2010 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Mountain View, California

July 20, 2010

NATIONAL SEMICONDUCTOR CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Millions, Except Share Amounts)	May 30, 2010	May 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$1,027.0	$700.3
Receivables, less allowances of $30.0 in 2010 and $18.7 in 2009	98.2	71.7
Inventories	118.6	134.6
Deferred tax assets	70.3	72.6
Other current assets	156.8	108.0

Total current assets	1,470.9	1,087.2
Property, plant and equipment, net	390.1	461.8
Goodwill	66.1	61.5
Deferred tax assets, net	245.5	251.5
Other assets	102.2	101.3

Total assets	$2,274.8	$1,963.3

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$276.5	$62.5
Accounts payable	49.8	40.3
Accrued expenses	204.5	144.6
Income taxes payable	17.6	28.2

Total current liabilities	548.4	275.6
Long-term debt	1,001.0	1,227.4
Long-term income taxes payable	175.3	162.6
Other non-current liabilities	124.2	120.7

Total liabilities	1,848.9	1,786.3

Commitments and contingencies
Shareholders’ equity:
Preferred stock of $0.50 par value. Authorized 1,000,000 shares	—	—
Common stock of $0.50 par value. Authorized 850,000,000 shares
Issued and outstanding 239,071,512 in 2010 and 232,605,355 in 2009	119.5	116.3
Additional paid-in-capital	188.3	67.6
Retained earnings	250.3	116.8
Accumulated other comprehensive loss	(132.2)	(123.7)

Total shareholders’ equity	425.9	177.0

Total liabilities and shareholders’ equity	$2,274.8	$1,963.3

See accompanying Notes to Consolidated Financial Statements

NATIONAL SEMICONDUCTOR CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

Years Ended (In Millions, Except Per Share Amounts)	May 30, 2010	May 31, 2009	May 25, 2008

Net sales	$1,419.4	$1,460.4	$1,885.9
Cost of sales	484.2	544.1	671.5

Gross margin	935.2	916.3	1,214.4

Research and development	272.7	306.0	363.0
Selling, general and administrative	317.0	283.0	315.5
Severance and restructuring expenses	20.1	143.9	27.2
In-process research and development charge	—	2.9	—
Other operating income, net	(0.4)	(2.7)	(0.4)

Operating expenses	609.4	733.1	705.3

Operating income	325.8	183.2	509.1
Interest income	1.8	10.4	33.8
Interest expense	(60.3)	(72.7)	(85.5)
Other non-operating income (expense), net	1.3	(7.3)	(6.2)

Income before income taxes	268.6	113.6	451.2
Income tax expense	59.4	40.3	118.9

Net income	$209.2	$73.3	$332.3

Earnings per share:
Basic	$0.88	$0.32	$1.31
Diluted	$0.87	$0.31	$1.26

Weighted-average common and potential common shares outstanding:
Basic	236.4	229.1	252.8
Diluted	241.3	235.1	264.3

See accompanying Notes to Consolidated Financial Statements

NATIONAL SEMICONDUCTOR CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years Ended (In Millions)	May 30, 2010	May 31, 2009	May 25, 2008

Net income	$209.2	$73.3	$332.3

Other comprehensive (loss) income, net of tax:
Defined benefit pension plans:
Reclassification adjustment for the amortization of transition asset included in net periodic pension cost	(0.1)	(0.2)	(0.1)
Recognition of actuarial (loss) gain arising during the period	(8.3)	(36.5)	27.4
Plan settlement	—	—	(0.4)
Retirement health plan:
Recognition of prior service costs upon implementation of new plan		(0.2)	—
Recognition of actuarial loss arising during the period	(0.1)	—	—
Derivative instruments:
Unrealized gain on cash flow hedges	—	—	0.1

Other comprehensive (loss) income	(8.5)	(36.9)	27.0

Comprehensive income	$200.7	$36.4	$359.3

See accompanying Notes to Consolidated Financial Statements

NATIONAL SEMICONDUCTOR CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In Millions, Except Per Share Amount)	Common Stock			Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Par Value	Additional Paid-In Capital
Balance at May 27, 2007	310.3	$155.1	$—	$1,727.2	$(113.8)	$1,768.5

Cumulative effect adjustment upon the adoption of new accounting standards for uncertain income tax positions	—	—	—	37.1	—	37.1
Net income	—	—	—	332.3	—	332.3
Cash dividend declared and paid ($0.20 per share)	—	—	—	(50.6)	—	(50.6)
Issuance of common stock under option and purchase plans	7.6	3.9	99.8	—	—	103.7
Issuance of stock under Executive Officer Equity Plan	1.0	0.5	(0.5)	—	—	—
Cancellation of restricted stock	(0.4)	(0.2)	(14.4)	—	—	(14.6)
Share-based compensation cost	—	—	89.4	—	—	89.4
Tax benefit associated with stock options	—	—	27.6	—	—	27.6
Purchase and retirement of treasury stock	(85.9)	(43.0)	(201.9)	(1,878.6)	—	(2,123.5)
Other comprehensive income	—	—	—	—	27.0	27.0

Balance at May 25, 2008	232.6	116.3	—	167.4	(86.8)	196.9
Effect upon the adoption of new accounting standards for change in defined benefit plan measurement date, net of tax	—	—	—	(0.6)	—	(0.6)
Net income	—	—	—	73.3	—	73.3
Cash dividend declared and paid ($0.28 per share)	—	—	—	(64.4)	—	(64.4)
Issuance of common stock under option and purchase plans	6.2	3.1	59.1	—	—	62.2
Cancellation of restricted stock	—	—	(0.4)	—	—	(0.4)
Share-based compensation cost	—	—	67.2	—	—	67.2
Tax benefit associated with stock options	—	—	8.1	—	—	8.1
Purchase and retirement of treasury stock	(6.2)	(3.1)	(66.4)	(58.9)	—	(128.4)
Other comprehensive income	—	—	—	—	(36.9)	(36.9)

Balance at May 31, 2009	232.6	116.3	67.6	116.8	(123.7)	177.0
Net income	—	—	—	209.2	—	209.2
Cash dividend declared and paid ($0.32 per share)	—	—	—	(75.7)	—	(75.7)
Issuance of common stock under option and purchase plans	6.3	3.2	65.9	—	—	69.1
Issuance of stock under Executive Officer Equity Plan	0.3	0.1	(0.1)	—	—	—
Cancellation of restricted stock	(0.1)	(0.1)	(1.9)	—	—	(2.0)
Share-based compensation cost	—	—	64.9	—	—	64.9
Tax deficiency associated with stock options	—	—	(6.8)	—	—	(6.8)
Stock option exchange program	—	—	(1.3)	—	—	(1.3)
Other comprehensive income	—	—	—	—	(8.5)	(8.5)

Balance at May 30, 2010	239.1	$119.5	$188.3	$250.3	$(132.2)	$425.9

See accompanying Notes to Consolidated Financial Statements

NATIONAL SEMICONDUCTOR CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended (In Millions)	May 30, 2010	May 31, 2009	May 25, 2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$209.2	$73.3	$332.3
Adjustments to reconcile net income with net cash provided by operating activities:
Depreciation and amortization	94.5	119.8	132.7
Share-based compensation expense	65.4	67.7	89.7
Excess tax benefit from share-based payment arrangements	(0.3)	(5.0)	(17.0)
Tax (deficiency) benefit associated with stock options	(6.8)	8.1	27.6
Deferred tax provision	12.9	21.2	5.1
(Gain) loss on investments	(5.6)	7.3	6.0
Loss (gain) on disposal of equipment	0.9	(0.1)	0.2
(Recovery) impairment of equipment and other assets	(1.2)	55.1	4.5
Non-cash restructuring recovery	(8.3)	(1.5)	(1.5)
In-process research and development charge	—	2.9	—
Loss on extinguishment of debt	2.1	—	—
Other, net	4.7	0.7	4.0
Changes in certain assets and liabilities, net:
Receivables	(28.2)	65.2	13.3
Inventories	15.7	13.5	27.1
Other current assets	(23.1)	2.9	23.3
Accounts payable and accrued expenses	59.9	(35.7)	46.0
Current and deferred income taxes	1.7	(8.5)	(18.4)
Other non-current liabilities	9.4	(26.1)	(30.6)

Net cash provided by operating activities	402.9	360.8	644.3

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(43.3)	(83.7)	(111.3)
Sale of equipment	3.1	1.1	16.6
Business acquisition, net of cash acquired	(4.8)	(4.5)	—
Funding of benefit plan	(1.6)	(6.4)	(5.4)
Redemption and realized net losses (gains) of benefit plan	7.5	11.6	(0.2)
Other, net	(2.6)	0.2	(1.7)

Net cash used in investing activities	(41.7)	(81.7)	(102.0)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from unsecured senior notes, net of issuance costs of $2.4 in fiscal 2010 and $7.1 in fiscal 2008	244.9	—	992.9
Proceeds from bank borrowings, net of issuance costs of $3.5	—	—	1,996.5
Repayment of bank borrowings	(265.6)	(187.6)	(1,546.8)
Payment on software license obligations	(6.3)	—	(8.7)
Excess tax benefit from share-based payment arrangements	0.3	5.0	17.0
Issuance of common stock	71.2	60.2	103.7
Payroll taxes paid on behalf of employees	(2.0)	(0.4)	(14.6)
Purchase and retirement of treasury stock	—	(128.4)	(2,123.5)
Cash payments in connection with stock option exchange program	(1.3)	—	—
Cash dividends declared and paid	(75.7)	(64.4)	(50.6)

Net cash used in financing activities	(34.5)	(315.6)	(634.1)

Net change in cash and cash equivalents	326.7	(36.5)	(91.8)
Cash and cash equivalents at beginning of year	700.3	736.8	828.6

Cash and cash equivalents at end of year	$1,027.0	$700.3	$736.8

See accompanying Notes to Consolidated Financial Statements

NATIONAL SEMICONDUCTOR CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

Operations

We design, develop, manufacture and market a wide range of semiconductor products, most of which are analog and mixed-signal integrated circuits. Our goal is to be the premier provider of high-performance energy-efficient analog and mixed-signal solutions. These solutions are marketed under our PowerWise® brand. Energy-efficiency is our overarching theme, and our PowerWise® products enable systems that consume less power, extend battery life and generate less heat. Our leading-edge products include power management circuits and sub-systems, audio and operational amplifiers, communication interface products and data conversion solutions.

Basis of Presentation

The consolidated financial statements include National Semiconductor Corporation and our majority-owned subsidiaries. All significant intercompany transactions are eliminated in consolidation.

Our fiscal year ends on the last Sunday of May and for our fiscal year ended May 30, 2010, we had a 52-week year. For our fiscal year ended May 31, 2009, we had a 53-week year. Operating results for the additional week in fiscal 2009 were considered immaterial to our consolidated results of operations for fiscal 2009. Our fiscal year ended May 25, 2008 was a 52-week year.

Revenue Recognition

We recognize revenue from the sale of semiconductor products upon shipment, provided we have persuasive evidence of an arrangement typically in the form of a purchase order, title and risk of loss have passed to the customer, the amount is fixed or determinable and collection of the revenue is reasonably assured. We record a provision for estimated future returns at the time of shipment. Approximately 64 percent of our semiconductor product sales were made to distributors in fiscal 2010, which includes approximately 9 percent of sales made through dairitens in Japan under local business practices. This compares to approximately 53 percent in fiscal 2009 and approximately 54 percent in fiscal 2008, which includes sales made through dairitens in Japan of approximately 8 percent in fiscal 2009 and 11 percent in fiscal 2008. We have agreements with our distributors that cover various programs, including pricing adjustments based on resale pricing and volume, price protection for inventory and scrap allowances.

In line with industry practices, we generally credit distributors for the effect of price reductions on their inventory of our products and, under specific conditions, we repurchase products that we have discontinued. In general, distributors do not have the right to return product, except under customary warranty provisions. The programs we offer to our distributors could include one or both of the following:

•	Allowances involving pricing and volume. We refer to this as the “contract sales debit” program.

•	Allowance for inventory scrap. We refer to this as the “scrap allowance” program.

Under the contract sales debit program, products are sold to distributors at standard published prices that are contained in price books that are broadly provided to our various distributors. Distributors are required to pay for this product within our standard commercial terms. After the initial purchase of the product, the distributor has the opportunity to request a price allowance for a particular part number depending on the current market conditions for that specific part as well as volume considerations. This request is made prior to the distributor reselling the part. Once we have approved an allowance to the distributor, the distributor proceeds with the resale of the product and credits are issued to the distributor in accordance with the specific allowance that we approved. Periodically, we issue new distributor price books. For those parts for which the standard prices have been reduced, we provide an immediate credit to distributors for inventory quantities they have on hand.

Under the scrap allowance program, certain distributors are given a contractually defined allowance to cover the cost of any scrap they might incur. The amount of the allowance is specifically agreed upon with each distributor.

The revenue we record for these distribution sales is net of estimated provisions for these programs. Our estimates are based upon historical experience rates by geography and product family, inventory levels in the distribution channel, current economic trends and other related factors. We continuously monitor the claimed allowances against the rates assumed in our estimates of the allowances. Actual distributor claims activity has been materially consistent with the provisions we have made based on our estimates.

Service revenues are recognized as the services are provided or as milestones are achieved, depending on the terms of the arrangement. These revenues are included in net sales and totaled $19.6 million in fiscal 2010, $17.4 million in fiscal 2009 and $25.1 million in fiscal 2008.

Certain intellectual property income is classified as revenue if it meets specified criteria established by company policy that defines whether it is considered a source of income from our primary operations. These revenues are included in net sales and totaled $1.3 million in fiscal 2010, $2.6 million in fiscal 2009 and $1.6 million in fiscal 2008. All other intellectual property income that does not meet the specified criteria is not considered a source of income from primary operations and is therefore classified as a component of other operating income, net, in the consolidated statement of income. Intellectual property income is recognized when the license is delivered, the fee is fixed or determinable, collection of the fee is reasonably assured and remaining obligations are perfunctory or inconsequential to the other party.

Inventories

Inventories are stated at the lower of standard cost, which approximates actual cost on a first-in, first-out basis, or market. The total carrying value of our inventory is reduced for any difference between cost and estimated market value of inventory that is determined to be obsolete or unmarketable, based upon assumptions about future demand and market conditions.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. We use the straight-line method to depreciate machinery and equipment over their estimated useful life (3-9 years). Buildings and improvements are depreciated using both straight-line and declining-balance methods over the assets’ remaining estimated useful life (3-50 years), or, in the case of leasehold improvements, over the lesser of the estimated useful life or lease term.

We capitalize eligible costs to acquire software used internally. We use the straight-line method to amortize software used internally over its estimated useful life (generally 3-5 years). Internal-use software is included in the property, plant and equipment balance.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of identifiable net tangible and intangible assets acquired in a business combination. Goodwill is assigned to reporting units and as of May 30, 2010, we have six reporting units that contain goodwill.

We evaluate goodwill for impairment on an annual basis and whenever events or changes in circumstance indicate that it is more likely than not that an impairment loss has been incurred. We assess the impairment of goodwill annually in our fourth fiscal quarter, which has been selected as the period for our recurring evaluation for all reporting units. Our impairment evaluation of goodwill is based on comparing the fair value to the carrying value of our reporting units containing goodwill. The fair value of a reporting unit is measured at the business unit level using a discounted cash flow approach that incorporates our estimates of future revenues and costs for those business units.

Impairment of Long-lived Assets

We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. Our long-lived assets subject to this evaluation include property, plant and equipment and amortizable intangible assets. Amortizable intangible assets subject to this evaluation include developed technology we have acquired, patents and technology licenses. Our impairment evaluation of long-lived assets includes an analysis of estimated future undiscounted net cash flows expected to be generated by the assets over their remaining estimated useful lives. If our estimate of future undiscounted net cash flows is insufficient to recover the carrying value of the assets over the remaining estimated useful lives, we record an impairment loss in the amount by which the carrying value of the assets exceeds the fair value. If assets are determined to be recoverable, but the useful lives are shorter than we originally estimated, we depreciate or amortize the net book value of the asset over the newly determined remaining useful lives.

We classify long-lived assets as assets held for sale when the criteria have been met, in accordance with ASC Topic 360, “Property, Plant, and Equipment.” Upon classification of an asset as held for sale, we cease depreciation of the asset and classify the asset as a current asset at the lower of its carrying value or fair value (less cost to sell). If an asset is held for sale as a result of a restructuring of operations, any write down to fair value (less cost to sell) is included as a restructuring expense in the consolidated statement of income. When we commit to a plan to abandon a long-lived asset before the end of its previously estimated useful life, we revise depreciation estimates to reflect the use of the asset over its shortened useful life. We review depreciation estimates periodically, including both estimated useful lives and estimated salvage values. These reviews may result in changes to historical depreciation rates, which are considered to be changes in accounting estimates and are accounted for on a prospective basis.

Income Taxes

We determine deferred tax assets and liabilities based on the future tax consequences that can be attributed to net operating loss and credit carryovers and differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using the enacted tax rates expected to be applied when the taxes are actually paid or realized. The recognition of deferred tax assets is reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which the net operating loss and credit carryovers and differences between financial statement carrying amounts and their respective tax bases become deductible.

Earnings per Share

We compute basic earnings per share using the weighted-average number of common shares outstanding. Diluted earnings per share are computed using the weighted-average common shares outstanding after giving effect to potential common shares from stock options, restricted stock and restricted stock units based on the treasury stock method.

For all years presented, the reported net income was used as the numerator in our computation of basic and diluted earnings per share. A reconciliation of the shares used in the computation follows:

(In Millions, Except Exercise Prices)	2010	2009	2008

Weighted-average common shares outstanding used for basic earnings per share	236.4	229.1	252.8
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units	4.9	6.0	11.5

Weighted-average common and potential common shares outstanding used for diluted earnings per share	241.3	235.1	264.3

Anti-dilutive common equivalent shares:
Stock options:
Number of shares	34.1	41.9	23.0

Weighted-average exercise price	$21.68	$23.25	$27.26

Anti-dilutive common equivalent shares are not included in the calculation of diluted earnings per share. For fiscal 2010, 2009 and 2008, respectively, the effect of these shares was anti-dilutive because the exercise price of the related stock options exceeded the average market price during the year. Shares related to outstanding stock options at May 30, 2010 that were anti-dilutive could potentially dilute basic earnings per share in the future.

Currencies

The functional currency for all operations worldwide is the U.S. dollar. We include gains and losses arising from remeasurement of foreign currency financial statement balances into U.S. dollars and gains and losses resulting from foreign currency transactions in selling, general and administrative expenses. Included in net income were net foreign currency losses of $3.9 million in fiscal 2010 and $3.4 million in fiscal 2009. Net income in fiscal 2008 included a net foreign currency gain of $2.1 million.

Financial Instruments

Cash and Cash Equivalents. Cash equivalents are highly liquid instruments with an original maturity of three months or less. We maintain cash equivalents in various currencies and in a variety of financial instruments.

Deferred Compensation Plan Assets. Employee contributions under the deferred compensation plan (See Note 12 to the Consolidated Financial Statements) are maintained in a rabbi trust and are not readily available to us. Participants can direct the investment of their deferred compensation plan accounts in the same investments funds offered by the 401(k) plan. Although participants direct the investment of these funds, they are classified as trading securities and are included in other assets because they remain assets of the company until they are actually paid out to the participants. We had deferred compensation plan assets of $40.3 million at May 30, 2010 and $40.9 million at May 31, 2009, which are included in other assets. In connection with these trading securities, we recorded a net gain of $5.3 million in fiscal 2010, and net losses of $7.7 million in fiscal 2009 and $6.2 million in fiscal 2008. There is an offset for the same amounts included in SG&A expenses in fiscal 2010, 2009 and 2008, respectively, that represents the corresponding change in the liability associated with the employee deferred compensation plan due to the change in market value of these trading securities.

Derivative Financial Instruments. As part of our risk management strategy we use derivative financial instruments, including forwards, swaps and purchased options, to hedge certain foreign currency and interest rate exposures. Our intent is to offset gains and losses that occur from our underlying exposure with gains and losses on the derivative contracts used to hedge them. As a matter of company policy, we do not enter into speculative positions with derivative instruments. The criteria we use for designating an instrument as a hedge include the instrument’s effectiveness in risk reduction and direct matching of the financial instrument to the underlying transaction.

We record all derivative instruments on the balance sheet at fair value. Gains or losses resulting from changes in the values of these derivatives are accounted for based on the use of the derivative and whether it qualifies for hedge accounting. See Note 3 to the Consolidated Financial Statements for a full description of our hedging activities and related accounting policies.

Share-based Compensation

We measure and record compensation expense for all share-based payment awards based on estimated fair values in accordance with ASC Topic 718, “Compensation-Stock Compensation.” We provide share-based awards to our employees, executive officers and directors through various equity compensation plans including our employee equity, stock option, stock purchase and restricted stock plans.

The fair value of stock option and stock purchase equity awards is measured at the date of grant using a Black-Scholes option pricing model and the fair value of restricted stock awards is based on the market price of our common stock on the date of grant. The fair value of these awards is recognized on a straight-line basis over the vesting period. The cash awards to be paid in connection with retention arrangements with each of our executive officers (approved by the Compensation Committee of our Board of Directors in November 2008) is considered a share-based payment award and measured at fair value since the award is indexed to the price of our common stock. The fair value of these cash awards is measured each reporting period and is calculated using the Monte Carlo valuation method.

The compensation expense for share-based awards is based on awards that are expected to vest and is reduced for estimated forfeitures. We apply an annual forfeiture rate that is determined based on historical forfeiture activity. Our estimated forfeiture rate is evaluated each reporting period and, taking into consideration all available evidence both before and after the reporting date, we make appropriate adjustments. This forfeiture rate represents the awards expected to be forfeited each year and results in the recognition of share-based compensation expense over the vesting period for those awards that vest. For fiscal 2010, 2009 and 2008, forfeiture rates of 6.5 percent, 7.7 percent and 6.2 percent, respectively, were applied for share-based compensation expense related to employee stock options (excluding officers).

Share-based compensation expense included in operating results for fiscal 2010, 2009 and 2008 is presented in the following table:

(In Millions, Except Per Share Amounts)	2010	2009	2008

Cost of sales:
Gross compensation	$9.8	$15.5	$19.8
Capitalized in inventory during the period	(7.8)	(13.0)	(16.0)
Realized from inventory during the period	8.3	13.5	16.3

	10.3	16.0	20.1
Research and development	17.8	24.3	27.3
Selling, general and administrative	45.7	30.6	42.3

Total share-based compensation included in income before taxes	73.8	70.9	89.7
Income tax benefit	(23.5)	(21.0)	(26.7)

Total share-based compensation, net of tax, included in net income	$50.3	$49.9	$63.0

Share-based compensation effects on earnings per share:
Basic	$0.21	$0.22	$0.25
Diluted	$0.21	$0.21	$0.24

Share-based compensation capitalized in inventory	$1.0	$1.5	$2.0

Total gross share-based compensation	$73.3	$70.4	$89.4

The fair value of share-based awards to employees in connection with equity compensation plans was estimated using a Black-Scholes option pricing model that used the following weighted-average assumptions:

	2010	2009	2008

Stock Option Plan:
Expected life (in years)	3.8	3.7	4.1
Expected volatility	45%	45%	33%
Risk-free interest rate	1.9%	2.4%	4.6%
Dividend yield	2.3%	1.4%	0.6%

Stock Purchase Plan:
Expected life (in years)	0.8	0.7	0.7
Expected volatility	42%	39%	35%
Risk-free interest rate	0.3%	1.8%	3.5%
Dividend yield	2.3%	1.4%	0.8%

The weighted-average fair value of stock options granted during fiscal 2010, 2009 and 2008 was $4.01, $5.83 and $8.49 per share, respectively. The weighted-average fair value of rights granted under the stock purchase plans was $4.06, $5.05 and $6.78 per share for fiscal 2010, 2009 and 2008, respectively.

The fair value of cash awards in connection with the executive officer retention arrangements was estimated using the Monte Carlo valuation method that used the following weighted-average assumptions as of May 30, 2010 and May 31, 2009:

	2010	2009

Executive Officer Retention Awards:
Closing stock price	$14.05	$13.88
Remaining term (in years)	0.5	1.5
Expected volatility	32%	60%
Risk-free interest rate	0.2%	0.9%
Dividend yield	2.3%	2.0%

For all options granted after December 31, 2007, we determine expected life based on historical stock option exercise experience for the last four years, adjusted for our expectation of future exercise activity. For options granted prior to January 1, 2008, we use the simplified method specified by SEC’s Staff Accounting Bulletin (SAB) No. 107 to determine the expected life of stock options. The expected volatility is based on implied volatility, as management has determined that implied volatility better reflects the market’s expectation of future volatility than historical volatility, and is determined based on our traded options, which are actively traded on several exchanges. We derive the implied volatility using the closing prices of traded options during a period that closely matches the timing of the option grant for the stock option and stock purchase plans, and on the last day of the quarter for the cash awards under the executive officer retention arrangements. The traded options selected for our measurement for the stock option and stock purchase plans are near-the-money and close to the exercise price of the option grants and have terms ranging from one to two years. The traded options selected for our measurement of the cash awards under the executive officer retention arrangements are near-the-money and at the closing price of our common stock on the last day of the quarter and have similar remaining terms (in years). The risk-free interest rate is based upon interest rates that match the expected life of the outstanding options under our employee stock option plans, the expected life of the purchase rights under our employee stock purchase plan and the retention period under the executive officer retention arrangements, as applicable. The dividend yield is based on recent history and our expectation of dividend payouts.

Under our equity compensation plans, employees who retire from the company and meet certain conditions set forth in the plans and related stock option grant agreements continue to vest in their stock options after retirement. During that post-retirement period of continued vesting, no service is required of the employee. Prior to fiscal 2007, we historically recognized compensation costs of these options using the nominal vesting period approach for pro forma reporting purposes. The FASB guidance specifies that a stock option award is considered to be vested when the employee’s retention of the option is no longer contingent on the obligation to provide continuous service (the “non-substantive vesting period approach”). Under the non-substantive vesting period approach, the compensation cost should be recognized immediately for options granted to employees who are eligible for retirement at the time the option is granted. If an employee is not currently eligible for retirement, but is expected to become eligible during the nominal vesting period, then the compensation expense for the option should be recognized over the period from the grant date to the date retirement eligibility occurs. Beginning in fiscal 2007, we changed the method for recognizing the compensation cost for these options to the non-substantive vesting period approach for those options that were granted beginning in fiscal 2007. If we had used the non-substantive vesting period approach in calculating the amounts for unvested option grants prior to fiscal 2007, the pre-tax share-based compensation expense would have been lower by $1.3 million in fiscal 2010, $6.8 million in fiscal 2009 and $14.2 million in fiscal 2008.

Use of Estimates in Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain amounts in the consolidated financial statements and notes to consolidated financial statements for prior years have been reclassified to conform to the fiscal 2010 presentation. Net operating results have not been affected by these reclassifications.

Note 2. Fair Value Measurements

We measure and report our financial assets and liabilities under the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures,” which we adopted in fiscal 2009. Effective at the beginning of fiscal 2010, we adopted the FASB authoritative guidance for non-financial assets and non-financial liabilities. The adoption for non-financial assets and non-financial liabilities had no significant effect on either our financial position or results of operations. Our non-financial assets subject to fair value measurements include goodwill, amortizable intangible assets, and property, plant and equipment, which are measured and recorded at fair value in the period they are determined to be impaired. As permitted under the FASB guidance, we did not apply its provisions to non-financial assets and non-financial liabilities prior to fiscal 2010.

We measure fair value to record our cash equivalents, derivative financial instruments and the deferred compensation plan assets. The measurement of fair value for our long-term debt is used to provide disclosure and is not used to record the carrying value of our long-term debt.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability.

The FASB guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described below:

•	Level 1. Valuations based on quoted prices in active markets for identical assets or liabilities that an entity has the ability to access.

Level 1 assets and liabilities include our investments in institutional money-market funds that are classified as cash equivalents and the investment funds of the deferred compensation plan assets, where the respective financial instruments are traded in an active market with sufficient volume and frequency of activity.

•

Level 2. Valuations based on quoted prices for similar assets or liabilities, quoted prices for identical assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable data for substantially the full term of the assets or liabilities.

Level 2 assets and liabilities include our investments in commercial paper that are classified as cash equivalents, derivative financial instruments and our senior notes that represent long-term debt instruments that are less actively traded in the market, but where quoted market prices exist for similar instruments that are actively traded.

•	Level 3. Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Level 3 assets and liabilities include goodwill, amortizable intangible assets, and property, plant and equipment, which are measured at fair value using a discounted cash flow approach when they are determined to be impaired, and our unsecured term loan with a bank, where we determine fair value based on unobservable inputs using the best information available in the circumstances and take into consideration assumptions that market participants would use in pricing the liability.

Assets measured at fair value on a recurring basis include the following:

(In Millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Total

Balances at May 30, 2010:
Cash and cash equivalents:
Institutional money-market funds	$216.6	$—	$216.6
Commercial paper	—	79.9	79.9

	216.6	79.9	296.5
Other current assets:
Derivative assets - Forward contracts	—	0.6	0.6
Other assets:
Investment funds - Deferred compensation plan assets:
Institutional money-market funds	6.9	—	6.9
Mutual funds	32.6	—	32.6
Marketable equity securities	0.8	—	0.8

	40.3	—	40.3
Derivative assets - Interest rate swap	—	1.6	1.6

Total assets measured at fair value	$256.9	$82.1	$339.0

Balances at May 31, 2009:
Cash and cash equivalents:
Institutional money-market funds	$368.4	$—	$368.4
Other assets:
Investment funds - Deferred compensation plan assets:
Institutional money-market funds	10.2	—	10.2
Mutual funds	30.1	—	30.1
Marketable equity securities	0.6	—	0.6

	40.9	—	40.9

Total assets measured at fair value	$409.3	$—	$409.3

There were no transfers between level 1 and level 2 financial assets in fiscal 2010 and 2009.

The institutional money-market funds and the various investment funds within our deferred compensation plan assets are traded in an active market and the net asset value of each fund on the last day of the quarter is used to determine its fair value. We determine fair value of our commercial paper by obtaining non-binding market prices from our broker on the last day of each quarter. We then corroborate these market prices by comparison to quoted market prices for similar instruments. The fair value of forward foreign currency exchange contracts represents the present value difference between the stated forward contract rate and the current market forward rate at settlement. The fair value of foreign currency option contracts represents the probable weighted net amount we would expect to receive at maturity. The fair value of the interest rate swap is determined using a standard valuation model that includes significant observable inputs, such as interest rate yield curves and discount rates commensurate with the six-month LIBOR interest rates, as well as the creditworthiness of the counterparties and our own nonperformance risk.

The fair value of our long-term debt (including the current portion) at May 30, 2010 was $1,339.2 million and at May 31, 2009 was $1,201.2 million. The fair value measurements for our long-term debt instruments take into consideration credit rating changes, equity price movements, interest rate changes and other economic variables.

Note 3. Financial Instruments

Cash Equivalents

Our policy is to diversify our investment portfolio to minimize the exposure of our principal to credit, geographic and investment sector risk. At May 30, 2010, investments were placed with a variety of different financial institutions and other issuers. Investments with maturity of one year or less have a rating of A1/P1 or better.

Our cash equivalents consisted of the following as of May 30, 2010 and May 31, 2009:

(In Millions)	2010	2009

CASH EQUIVALENTS
Available-for-sale securities:
Institutional money market funds	$216.6	$368.4
Commercial paper	79.9	—

	296.5	368.4
Held-to-maturity securities:
Bank time deposits	530.0	187.6

Total cash equivalents	$826.5	$556.0

Although our non-marketable investments had no carrying value at May 30, 2010 and May 31, 2009, we still hold stock in certain non-publicly traded companies. As a result, we recognized gross realized gains of $0.3 million in fiscal 2010, $0.4 million in fiscal 2009 and $0.2 million in fiscal 2008 from certain of our non-marketable investments.

Derivative Financial Instruments

The objective of our foreign exchange risk management policy is to preserve the U.S. dollar value of after-tax cash inflow in relation to non-U.S. dollar currency movements. We are exposed to foreign currency exchange rate risk that is inherent in orders, sales, cost of sales, expenses, and assets and liabilities denominated in currencies other than the U.S. dollar. We enter into foreign exchange contracts, primarily forwards and purchased options, to hedge against exposure to changes in foreign currency exchange rates. These contracts are matched at inception to the related foreign currency exposures that are being hedged. Exposures which are hedged include sales by subsidiaries, and assets and liabilities denominated in currencies other than the U.S. dollar. Our foreign currency hedges typically mature within six months.

Derivative instruments used to hedge exposures to variability in expected future foreign denominated cash flows are not designated as cash flow hedges. Gains or losses on these derivative instruments are immediately recorded in earnings.

In connection with the issuance of the $250 million principal amount of senior unsecured notes in April 2010, we entered into an interest rate swap agreement with a notional principal of $250 million which effectively converts the fixed interest rate of the debt to a floating interest rate. The terms of the swap agreement substantially match the terms of the debt. Under the terms of the swap agreement, we will receive interest payments semi-annually at an annual rate of 3.95 percent on the notional principal and we will pay interest semi-annually at an annual rate of 0.84 percent over the six-month LIBOR on the notional principal. The LIBOR reference rate is set in arrears on each semi-annual date when the interest payments are due. We have designated this swap agreement as a fair value hedge and recognize the changes in the fair value of both the swap and the related debt, which we record as gains or losses on the derivative instrument in fair value hedge included in other non-operating income (expense), net.

The following table provides information about gains (losses) associated with our derivative financial instruments:

(In Millions)	Location of Gains (Losses) Recognized in Income on Derivative	Amount of Gains (Losses) Recognized in Income on Derivative			Location of Gains (losses) Recognized in Income on Hedged Item	Amount of Gains (Losses) Recognized in Income on Hedged Item
		2010	2009	2008		2010

Fair value hedge:
Interest rate swap	Other non-operating income (expense), net	$1.6	$—	$—	Other non-operating income (expense), net	$(3.8)

		$1.6	$—	$—		$(3.8)

Instruments without hedge accounting designation:
Forward contracts	Selling, general and administrative	$0.1	$2.4	$—
Purchased options	Selling, general and administrative	(0.1)	(0.2)	(0.6)

		$—	$2.2	$(0.6)

Fair Value and Notional Principal of Derivative Financial Instruments

The notional principal amounts for derivative financial instruments provide one measure of the transaction volume outstanding as of fiscal year-end and do not represent the amount of the exposure to credit or market loss. The estimates of fair value are based on applicable and commonly used pricing models using prevailing financial market information at May 30, 2010. The table below shows the fair value and notional principal of derivative financial instruments at May 30, 2010.

(In Millions)	Balance Sheet Location	Notional Principal	Fair Value

2010
Fair value hedge:
Interest rate swap	Other assets	$250.0	$1.6

Instruments without hedge accounting designation:
Forward contracts	Other current assets	20.0	0.6

Total		$270.0	$2.2

All of the foreign exchange contracts that we entered into during fiscal 2009 expired by May 31, 2009.

Concentrations of Credit Risk

Financial instruments that may subject us to concentrations of credit risk are primarily investments and trade receivables. Our investment policy requires cash investments to be placed with high-credit quality counterparties and limits the amount of investments with any one financial institution or direct issuer. We sell our products to distributors and manufacturers involved in a variety of industries including computers and peripherals, wireless communications and automotive. We perform continuing credit evaluations of our customers whenever necessary and we generally do not require collateral. Our top ten customers combined represented approximately 58 percent of total accounts receivable at May 30, 2010 and approximately 60 percent of total accounts receivable at May 31, 2009.

Net sales to major customers as a percentage of total net sales were as follows:

	2010	2009	2008

Distributor:
Avnet	17%	15%	15%
Arrow	15%	13%	12%

OEM:
Nokia	*	*	11%

*	less than 10%

Sales to the distributors included above are mostly for our Analog segment products, but also include some sales for our other operating segment products. Historically, we have not experienced significant losses related to receivables from individual customers or groups of customers in any particular industry or geographic area.

Note 4. Consolidated Financial Statement Details

Consolidated Balance Sheets

(In Millions)	2010	2009

RECEIVABLE ALLOWANCES
Doubtful accounts	$0.4	$1.1
Returns and allowances	29.6	17.6

Total receivable allowances	$30.0	$18.7

INVENTORIES
Raw materials	$9.5	$5.0
Work in process	67.8	81.6
Finished goods	41.3	48.0

Total inventories	$118.6	$134.6

OTHER CURRENT ASSETS
Prepaid income taxes	$90.0	$71.1
Prepaid expenses	19.8	31.2
Assets held for sale	45.8	5.4
Other	1.2	0.3

Total current assets	$156.8	$108.0

PROPERTY, PLANT AND EQUIPMENT
Land	$21.1	$29.7
Buildings and improvements	398.3	536.4
Machinery and equipment	1,679.4	1,825.4
Internal-use software	81.5	83.1
Construction in progress	18.7	30.7

Total property, plant and equipment	2,199.0	2,505.3
Less accumulated depreciation and amortization	(1,808.9)	(2,043.5)

Total property, plant and equipment, net	$390.1	$461.8

OTHER ASSETS
Deposits	$2.4	$7.1
Debt issuance costs	5.8	8.2
Income tax receivable	41.7	35.2
Deferred compensation plan assets	40.3	40.9
Other	12.0	9.9

Total other assets	$102.2	$101.3

Consolidated Balance Sheets

(In Millions)	2010	2009

ACCRUED EXPENSES
Payroll and employee related	$127.3	$39.5
Accrued interest payable	24.6	24.9
Severance and restructuring expenses	15.4	44.4
Other	37.2	35.8

Total accrued expenses	$204.5	$144.6

OTHER NON-CURRENT LIABILITIES
Accrued pension cost	$67.3	$52.7
Deferred compensation plan liability	40.3	40.9
Other	16.6	27.1

Total other non-current liabilities	$124.2	$120.7

ACCUMULATED OTHER COMPREHENSIVE LOSS
Defined benefit pension plans	$(131.9)	$(123.5)
Other	(0.3)	(0.2)

Total accumulated other comprehensive loss	$(132.2)	$(123.7)

Consolidated Statements of Income

(In Millions)	2010	2009	2008

OTHER OPERATING INCOME, NET
Net intellectual property income	$(0.3)	$(2.7)	$(0.6)
Gain on sale of manufacturing plant assets	—	—	(3.1)
Litigation settlement	(0.3)	—	3.3
Other	0.2	—	—

Total other operating income, net	$(0.4)	$(2.7)	$(0.4)

OTHER NON-OPERATING INCOME (EXPENSE), NET
Net (loss) gain on marketable and other investments, net:
Trading securities:
Change in unrealized holding gains/losses, net	$5.3	$(7.7)	$(6.2)
Non-marketable investments:
Gain from sale	—	0.4	0.2
Gain from liquidation of investment	0.3	—	—

Total net gain (loss) on marketable and other investments, net	5.6	(7.3)	(6.0)
Loss on extinguishment of debt	(2.1)	—	—
Net loss on derivative instrument in fair value hedge	(2.2)	—	—
Charitable contribution	—	—	(0.2)

Total other non-operating income (expense), net	$1.3	$(7.3)	$(6.2)

Note 5. Supplemental Disclosure of Cash Flow Information and Non-Cash Investing and Financing Activities

(In Millions)	2010	2009	2008

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for:
Interest	$59.3	$70.8	$58.5
Income taxes	$83.3	$24.3	$117.3

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Cancellation of shares withheld for taxes on restricted stock and performance share unit awards	$2.0	$0.4	$14.6
Acquisition of software under license obligations, net	$—	$3.3	$—
Reduction in goodwill to recognize acquired tax asset	$—	$—	$3.1
Deposit applied to purchase equipment	$15.0	$—	$—

Note 6. Cost Reduction Programs and Restructuring of Operations

Fiscal 2010

We recorded a net charge of $20.1 million for severance and restructuring expenses in fiscal 2010. The following table provides additional detail related to these expenses:

(In Millions)	Analog Segment	All Others	Total

May 2010 business realignment:
Severance	$1.1	$0.6	$1.7

March 2009 workforce reduction and plant closures:
Other exit-related costs	—	28.7	$28.7
Severance	—	0.5	0.5
Gain on sale of equipment	—	(1.3)	(1.3)
Other equipment gain, net	—	(1.2)	(1.2)
Release of reserves:
Severance	(0.4)	(4.8)	(5.2)

	(0.4)	21.9	21.5

November 2008 workforce reduction:
Release of reserves:
Severance	(0.2)	(2.8)	(3.0)

Fiscal 2008 workforce reduction and manufacturing restructure:
Release of reserves:
Other exit-related costs	—	(0.1)	(0.1)

Total severance and restructuring expenses, net	$0.5	$19.6	$20.1

We recorded a charge of $1.7 million for severance payments to employees who were terminated in connection with exit activities as part of the realignment of certain product line business units announced in May 2010. These exit activities are expected to be completed by the end of calendar 2010 and total cumulative charges are expected to be approximately $3 million to $4 million.

In connection with the workforce reduction and plant closures announced in March 2009 (See the discussion under fiscal 2009), we recorded a net charge of $21.5 million in fiscal 2010 for additional severance and restructuring expenses that were partially offset by the equipment gains described below. The restructuring expenses include $28.7 million of other exit-related costs associated with closure and transfer activities that occurred at our manufacturing sites in Texas and China during fiscal 2010.

By the second half of fiscal 2010, the global economy began to slowly recover as revenue prospects have improved significantly. An increasing portion of our revenues has been coming from a portfolio of products that are primarily manufactured in our wafer fabrication facility in Greenock, Scotland. Management believes there is a larger market with a longer life for these products than was previously assumed and has decided to increase its manufacturing capacity in Scotland. Certain equipment previously classified as held for sale, primarily the Texas equipment, will now be used in our manufacturing facility in Scotland. We recognized an impairment charge of $23.0 million related to this equipment in March 2009. The carrying value of this equipment has been adjusted based on the lower of its carrying value before being classified as held for sale (adjusted for any depreciation that would have been recognized had it been continuously classified as held and used), or its fair value at the time management decided the equipment would no longer be sold. Since the date we first classified this equipment as held for sale to the date we reclassified it as held and used, the fair value of this equipment has increased. As a result, we recorded a gain of $1.2 million to restore the carrying value of the equipment to fair value which was lower than what its carrying value would have been had it been continuously classified as held and used. The weighted average remaining life of this equipment at the time we classified it as held for sale was 7.8 years and now that it has been reclassified as held and used, its weighted-average remaining life is 7.3 years. We also recorded a gain of $1.3 million upon completing the sale of some of the equipment in China and Texas during fiscal 2010. In addition, we recorded a recovery of $5.2 million due to adjustments to reduce accrued severance expenses for manufacturing employees who voluntarily terminated prior to their scheduled departure dates and for severance packages that were finalized with certain employees in foreign locations.

Since these net charges relate to actions announced in fiscal 2009, total cumulative net charges (including the net charges incurred in fiscal 2010 and 2009) through May 30, 2010 for these actions are presented in the following table:

(In Millions)	Analog Segment	All Others	Total

March 2009 workforce reduction and plant closures:
Severance	$14.0	$46.2	$60.2
Other exit-related costs	—	32.0	32.0
Impairment of property, plant and equipment	—	54.3	54.3
Gain on sale of equipment	—	(1.3)	(1.3)
Other equipment gain, net	—	(1.2)	(1.2)
Release of reserves:
Severance	(0.4)	(4.8)	(5.2)

Total cumulative severance and restructuring expenses for the March 2009 workforce reduction and plant closures	$13.6	$125.2	$138.8

We have ceased production activity in both China (end of August 2009) and Texas (end of fiscal 2010). Remaining activities associated with the closures of the China and Texas manufacturing facilities are expected to continue over the next 2 quarters. We expect to incur approximately $11 million to $16 million over the same period for other exit-related costs associated with these remaining activities. As a result, total charges for all actions announced in March 2009 are expected to be approximately $150 million to $155 million. Most of this amount will be reported within our corporate group, which is not considered an operating segment, and will be included in the category described as “All Others.”

Since production activity ceased in China by the end of August 2009, we have been actively engaged in locating buyers to purchase the manufacturing facility and its existing machinery and equipment in its current condition. In addition, certain equipment that was no longer being used in our Texas manufacturing operations is expected to be sold. As a result, the China plant assets and the Texas equipment, which had a carrying value of $22.4 million after impairment charges, were classified as held for sale at the end of our first quarter of fiscal 2010. As discussed above, some of the equipment in China and Texas, which had a carrying value of $1.6 million, was sold during fiscal 2010. Equipment previously classified as held for sale that will now be used in our manufacturing facility in Scotland had a carrying value of $3.8 million. By the end of the fiscal year, we ceased production activity in Texas and we are also actively engaged in locating buyers to purchase the manufacturing facility and its existing machinery and equipment in its current condition. The Texas facility and its manufacturing machinery and equipment that had been used through the end of production activity have a carrying value of $28.8 million. As a result, all of the China and Texas plant assets, which have a total carrying value of $45.8 million, have been classified as held for sale and are reported in other current assets in the consolidated balance sheet as of May 30, 2010. We have ceased depreciation on these assets and now measure the carrying value at the lower of historical net book value or fair value (less cost to sell).

The fiscal 2010 net charge for severance and restructuring expenses described above includes a recovery of $3.0 million for an adjustment to reduce accrued severance expenses upon finalizing severance packages with certain terminated employees in foreign locations in connection with the workforce reduction announced in November 2008. It also includes a recovery of $0.1 million recorded upon the release of a residual accrued balance for other exit-related costs associated with the fiscal 2008 manufacturing restructure.

Fiscal 2009

We recorded a net charge of $143.9 million for severance and restructuring expenses in fiscal 2009. The following table provides additional detail related to these expenses:

(In Millions)	Analog Segment	All Others	Total

March 2009 workforce reduction and plant closures:
Severance	$14.0	$45.7	$59.7
Impairment of equipment and other assets	—	54.3	54.3
Other exit-related costs	—	3.3	3.3

	14.0	103.3	117.3

November 2008 workforce reduction:
Severance	9.8	15.7	25.5
Impairment of equipment	0.7	0.1	0.8
Other exit-related costs	0.1	—	0.1

	10.6	15.8	26.4

Fiscal 2008 workforce reduction and manufacturing restructure:
Other exit-related costs	—	2.2	2.2
Gain on sale of equipment	—	(0.5)	(0.5)
Release of reserves:
Severance	(1.1)	(0.3)	(1.4)

	(1.1)	1.4	0.3

Release of reserves related to other prior actions:
Other exit-related costs	—	(0.1)	(0.1)

Total severance and restructuring expenses	$23.5	$120.4	$143.9

In March 2009, we announced that we would take actions to reduce overall expenses in response to weak economic conditions and related business levels. As part of the plan, we eliminated approximately 850 positions worldwide in our product lines, sales and marketing, manufacturing and support functions. The majority of the affected employees departed by the end of fiscal 2009. We also planned to further reduce headcount by approximately 875 through the eventual closure of our wafer fabrication facility in Arlington, Texas and our assembly and test plant in Suzhou, China. The departure of these additional employees coincides with the phased timing of the plant closures. As a result of these actions, we recorded $117.3 million in fiscal 2009, which includes severance costs of $59.7 million, asset impairment charges of $54.3 million and other exit-related costs of $3.3 million associated with closure and transfer activities incurred in fiscal 2009. Included in the asset impairment charges is $9.8 million related to the modification of a CAD software license that reduced the volume of licenses available for use by the company.

In November 2008, we announced a global workforce reduction that eliminated approximately 330 positions in response to the uncertain business climate at that time. These positions were primarily in non-manufacturing functions in our product line, marketing and sales, and general administrative operations. In addition to the workforce reduction, we closed two design centers located in the United States. As a result of this action, we recorded severance and restructuring expenses of $26.4 million in fiscal 2009, which represents the total amount expected to be incurred. This amount includes severance costs of $25.5 million, other exit-related costs of $0.1 million and $0.8 million for the impairment of abandoned equipment.

In addition to the actions described above, we recorded a net charge of $0.3 million related to the workforce reduction and manufacturing restructure announced in fiscal 2008. All activities related to these actions have now been completed. This amount includes a $2.2 million charge for other exit-related costs primarily incurred in connection with dismantling and removing equipment. This charge was partially offset by a recovery of $1.9 million, which includes $1.4 million primarily due to an adjustment to reduce accrued severance expenses upon finalizing severance packages with certain terminated employees in foreign locations and a gain of $0.5 million from the subsequent sale of some of the equipment that had been previously written down.

Fiscal 2008

We recorded a net charge of $27.2 million for severance and restructuring expenses in fiscal 2008. The following table provides additional detail related to these expenses:

(In Millions)	Analog Segment	All Others	Total

Workforce reduction:
Severance	$6.5	$3.1	$9.6

Manufacturing restructure:
Severance	—	13.2	13.2
Other exit-related costs	—	3.2	3.2
Impairment of equipment	—	4.5	4.5
Gain from sale of equipment	—	(1.8)	(1.8)

	—	19.1	19.1

Release of reserves:
Other exit-related costs	—	(1.5)	(1.5)

Total severance and restructuring expenses	$6.5	$20.7	$27.2

In April 2008, we announced a workforce reduction that eliminated approximately 128 positions across the company, primarily in product line and support functions as part of our effort to strategically align resources in connection with our focus on accelerating revenue growth in key market areas that require better power management and energy efficiency. As a result of this action, we recorded a charge of $9.6 million for severance.

In January 2008, we announced that we would dispose of certain manufacturing equipment and reduce the workforce at our wafer fabrication facilities as part of an action to modernize our facilities and rationalize our capacity. Substantially all activities related to this action were completed by the end of calendar 2008. In connection with this action, we eliminated approximately 200 positions, primarily at our manufacturing plants located in Arlington, Texas; South Portland, Maine; and Greenock, Scotland. As a result, we recorded a total charge of $19.1 million. Of this amount, $13.2 million was for severance and $3.2 million was other exit-related costs for dismantling and removing equipment. This amount also included $4.5 million for the impairment of equipment. These charges were partially offset by a $1.8 million gain recognized upon the subsequent sale of some of the equipment.

In June 2007, we entered into an agreement with the landlord of a facility we vacated as part of a previous cost reduction action. The agreement terminated the lease and we settled the remaining obligations under the lease agreement for $4.2 million. As a result, we recorded a $1.5 million recovery for the release of the residual accrued balance of the lease obligation.

In June 2007, we completed the sale of our assembly and test plant in Singapore that was closed in fiscal 2007. The facility and its residual equipment were sold for $12.0 million to an unrelated third party. The carrying value of the assets sold was $7.6 million. As a result, we recorded a gain of $3.1 million in fiscal 2008, after deducting final transaction costs of $1.3 million. These assets were part of our manufacturing operation, which is not considered an operating segment, but is a corporate group included in the category described as “All Others.”

Summary of Activities

The following table provides a summary of the activities related to our severance and restructuring costs included in accrued expenses during fiscal 2010, 2009 and 2008:

(In Millions)	Fiscal 2010 Business Unit Realignment	Fiscal 2009 Workforce Reduction and Plant Closures		Cost Reduction and Restructuring Actions In Prior Years		Total
	Severance	Severance	Other Exit- Related Costs	Severance	Other Exit- Related Costs

Balance at May 27, 2007				$0.5	$6.2	$6.7
Cost reduction charges				22.8	3.2	26.0
Cash payments				(8.8)	(7.1)	(15.9)
Release of residual reserves				—	(1.5)	(1.5)

Balance at May 25, 2008				14.5	0.8	15.3
Cost reduction charges		$85.2	$3.4	—	2.2	90.8
Cash payments		(42.3)	(2.2)	(13.0)	(2.7)	(60.2)
Release of residual reserves		—	—	(1.4)	(0.1)	(1.5)

Balance at May 31, 2009		42.9	1.2	0.1	0.2	44.4
Cost reduction charges	$1.7	0.5	28.7	—	—	30.9
Cash payments		(22.7)	(29.3)	(0.2)	(0.1)	(52.3)
Exchange rate adjustment		0.6	—	0.1	—	0.7
Release of residual reserves		(8.2)	—	—	(0.1)	(8.3)

Balance at May 30, 2010	$1.7	$13.1	$0.6	$—	$—	$15.4

During fiscal 2010 we paid severance to 564 employees in connection with the workforce reductions announced in fiscal 2009. Payments for other exit-related costs were primarily for expenses associated with closure and transfer activities incurred in connection with the closures of our manufacturing facilities in Texas and China.

The balances at May 30, 2010 primarily represent remaining estimated costs for activities that have occurred, but have yet to be paid, as a result of the workforce reduction and the manufacturing plant closures announced in fiscal 2009. Payments for the remaining $13.1 million of severance balances are expected to be paid over the next 3 quarters as we complete the closures of our two manufacturing facilities and most of those affected employees will depart by the end of our fiscal 2011 first quarter. Severance amounts are generally paid 30-60 days after the employee’s actual departure date or may be deferred until the beginning of the calendar year after their departure date. Other exit-related costs primarily relate to expenses associated with closure and transfer activities occurring in these manufacturing locations.

Note 7. Acquisition

Fiscal 2010

In October 2009, we acquired Energy Recommerce Inc. (ERI), a privately held solar energy company that provides web-based monitoring of commercial photovoltaic systems performance. The acquisition of ERI expands our portfolio of power management technologies.

Beginning in fiscal 2010, we adopted ASC Topic 805, “Business Combinations,” which changed the accounting for business combinations. The acquisition of ERI was accounted for under the new guidance using the acquisition method of accounting with a purchase price of $6.1 million for all of the outstanding shares of the company’s common stock. The purchase price was allocated as follows:

(In Millions)	Total

Net assets	$0.2
Acquired developed technology	0.8
Other intangible assets	1.1
Goodwill	4.6
Deferred tax liability	(0.6)

Total	$6.1

Goodwill is included in our Analog segment and primarily represents the expected value of future customers and future technologies that have yet to be determined. Future customers and technologies do not meet the criteria for recognition separately from goodwill, because they are part of the future development and growth of the business. No amount of goodwill is expected to be deductible for tax purposes.

Revenue and earnings of ERI since the acquisition date included in our operating results for fiscal 2010 were immaterial. Pro forma results of operations related to this acquisition have not been presented since ERI’s operating results up to the date of acquisition were immaterial to our consolidated financial statements.

Fiscal 2009

In March 2009, we acquired ActSolar, Inc. (“ActSolar”), a privately-held solar energy company that provides power optimization solutions for commercial and utility-scale solar installations. The acquisition of ActSolar was intended to expand our portfolio of power optimization technologies and provide us with new diagnostics and panel monitoring capabilities for solar arrays. The acquisition was accounted for using the purchase method of accounting with a purchase price of $4.8 million for all of the outstanding shares of the company’s common stock. As a result, we recorded a $2.9 million in-process R&D charge in fiscal 2009. In-process R&D was expensed upon acquisition because technological feasibility had not been established and no future alternative uses exist. The remainder of the purchase price was allocated as follows:

(In Millions)	Total

Net liabilities	$(0.5)
Other intangible assets	1.4
Goodwill	1.0

Total	$1.9

Pro forma results of operations related to this acquisition have not been presented since ActSolar’s operating results up to the date of acquisition were immaterial to our consolidated financial statements.

Note 8. Goodwill and Intangible Assets

Goodwill

The following table presents goodwill by reportable segments:

(In Millions)	Analog Segment	All Others	Total

Balances at May 25, 2008	$60.5	$—	$60.5
Reorganization of reporting units	(7.3)	7.3	—
Acquisition of ActSolar	1.0	—	1.0

Balances at May 31, 2009	54.2	7.3	61.5
Acquisition of ERI	4.6	—	4.6

Balances at May 30, 2010	$58.8	$7.3	$66.1

In fiscal 2010, we recorded $4.6 million of goodwill in connection with the acquisition of ERI (see Note 7 to the Consolidated Financial Statements).

In fiscal 2009, one of our reporting units containing goodwill that was previously included in the Analog segment was reorganized into a reporting unit that is included in the category of “All Others.” We recorded $1.0 million of goodwill in connection with the acquisition of ActSolar in fiscal 2009 (see Note 7 to the Consolidated Financial Statements).

We have intangible assets of $2.9 million at May 30, 2010 and $1.4 million at May 31, 2009, which are included in other assets in the consolidated balance sheet. These intangible assets primarily include developed technology and other amortizable intangible assets with a weighted-average amortization period of 6.7 years. Amortization expense was $0.4 million in fiscal 2010 and $0.1 million in fiscal 2009. There was no amortization expense in fiscal 2008.

Note 9. Asset Retirement Obligations

Our asset retirement obligations arise primarily from contractual commitments to decontaminate machinery and equipment used at our manufacturing facilities at the time we dispose of or replace them. We also have leased facilities where we have asset retirement obligations from contractual commitments to remove leasehold improvements and return the property to a specified condition when the lease terminates.

We have not recognized any asset retirement obligations associated with the closure or abandonment of the manufacturing facilities we own. Our legal asset retirement obligations for manufacturing facilities arise primarily from local laws and statutes that establish minimum standards or requirements in the event a manufacturing facility is shut down, or otherwise exited or abandoned. As a result, we considered the timing and (or) method of settlement for a conditional asset retirement obligation in the measurement of the related liability and determined that the asset retirement obligations related to these facilities were immaterial to our financial condition and results of operations.

The following table presents the activity for the asset retirement obligations included in other non-current liabilities for the years ended May 30, 2010 and May 31, 2009:

(In Millions)

Balance at May 25, 2008	$3.5
Accretion expense	0.4

Balance at May 31, 2009	3.9
Liability settled	(0.5)
Accretion expense	1.1

Balance at May 30, 2010	$4.5

Note 10. Debt

Debt at fiscal year-end consisted of the following:

(In Millions)	2010	2009

Senior floating rate notes due 2010, 0.51% at May 30, 2010	$250.0	$250.0
Senior notes due 2012 at 6.15%	375.0	375.0
Senior notes due 2015 at 3.95%	250.0	—
Senior notes due 2017 at 6.60%	375.0	375.0
Bank floating rate unsecured term loan	—	265.6
Unsecured promissory note at 2.50%	26.5	24.3

	1,276.5	1,289.9
Less net unamortized discount	(2.8)	—
Add fair value adjustment*	3.8	—

	1,277.5	1,289.9
Less current portion of long-term debt	276.5	62.5

Long-term debt	$1,001.0	$1,227.4

*	The fixed-rate debt obligation that is hedged is reflected in the consolidated balance sheet as an amount equal to the sum of the debt’s carrying value plus a fair value adjustment for the change in the fair value of the hedged debt obligation.

In April 2010, we issued $250.0 million principal amount of senior unsecured notes through a public offering. The unsecured notes bear interest at a fixed rate of 3.95 percent and are due in April 2015. Interest is payable semi-annually and the notes are redeemable by us at any time.

In April 2010, we repaid in full the outstanding principal on our unsecured term loan with a consortium of banks prior to its original maturity of June 2012. There was no prepayment penalty fee associated with the early repayment of the loan. The repayment resulted in a cash outlay of $203.6 million which included the aggregate principal amount outstanding and accrued interest through the repayment date. We recorded a $2.1 million loss on extinguishment of debt to recognize the remaining unamortized issuance costs that were included in other assets.

In June 2007, we issued $1.0 billion principal amount of senior unsecured notes through a public offering. The offering of unsecured notes included $250.0 million aggregate principal amount of senior floating rate notes due June 2010, $375.0 million aggregate principal amount of 6.15 percent senior notes due June 2012 and $375.0 million aggregate principal amount of 6.60 percent senior notes due June 2017. Interest on the senior fixed rate notes is payable semi-annually and the notes are redeemable by us at any time. In June 2010, we repaid in full the $250.0 million principal amount of senior floating rate notes that became due June 2010. The total amount of the repayment was $250.3 million which included the aggregate principal amount outstanding and accrued interest through the repayment date.

The unsecured promissory note, which is denominated in Japanese yen (2,408,750,000), is due November 2010. Interest is payable quarterly at a fixed 2.5 percent annual rate. We are also required to comply with the covenants set forth under our multi-currency agreement.

The aggregate annual maturities of long-term debt at May 30, 2010 are presented in the following table:

Fiscal year:	(In Millions)

2011	$276.5
2012	—
2013	375.0
2014	—
2015	251.0
2016 and thereafter	375.0

$1,277.5

The estimated fair value of long-term debt was $1,339.2 million at May 30, 2010.

We have a $20 million multicurrency credit agreement with a bank that provides for multicurrency loans, letters of credit and standby letters of credit that was renewed in October 2009. At May 30, 2010, we had committed $3.4 million of the credit available under the agreement. The agreement contains restrictive covenants, conditions and default provisions that require the maintenance of certain financial ratios. As of May 30, 2010, we were in compliance with all financial covenants under the agreement. The agreement expires in October 2010 and we expect to renew it before then.

Note 11. Income Taxes

Worldwide pretax income from operations and income taxes consist of the following:

(In Millions)	2010	2009	2008

INCOME BEFORE INCOME TAXES
U.S.	$166.0	$71.8	$337.1
Non-U.S.	102.6	41.8	114.1

	$268.6	$113.6	$451.2

INCOME TAX EXPENSE (BENEFIT)
Current:
U.S. federal, state and local	$41.1	$17.8	$103.6
Non-U.S.	5.4	1.3	10.2

	46.5	19.1	113.8

Deferred:
U.S. federal and state	13.9	(3.0)	16.4
Non-U.S.	(1.0)	24.2	(11.3)

	12.9	21.2	5.1

Income tax expense	$59.4	$40.3	$118.9

Although the fiscal 2010 income tax expense of $59.4 million is higher than the fiscal 2009 income tax expense of $40.3 million, our effective tax rate is lower in fiscal 2010 than in fiscal 2009. The fiscal 2010 income tax expense includes a tax benefit of $7.4 million primarily arising from the repatriation of previously unremitted Japanese earnings. In addition, a portion of our earnings comes from our Malaysian subsidiary and is not taxable because of a tax holiday granted by the Malaysian government that is effective for a ten-year period that began in our fiscal 2010. The fiscal 2009 income tax expense of $40.3 million included incremental tax expense of $16.7 million related to the write down of foreign deferred tax assets that would no longer be realized in the foreseeable future due to the tax holiday granted by the Malaysian government. The effect of the write down of foreign deferred tax assets was partially offset by $15.0 million of tax benefits associated with R&D tax credits, net of the portion of the tax benefit that did not meet the more-likely-than-not recognition threshold. Income tax expense of $118.9 million for fiscal 2008 included $31.9 million in tax benefits recognized during fiscal 2008 that arose primarily from the resolution of international tax inquiries, the expiration of the statute of limitations associated with international tax matters and costs related to the manufacturing restructure and workforce reduction actions.

At the beginning of fiscal 2008, we adopted the provisions of ASC Topic 740, “Income Taxes,” which provided further clarification on the accounting for uncertainty in income taxes recognized in the financial statements. The cumulative effect of applying the new accounting standards was a $37.1 million increase to retained earnings at the beginning of fiscal 2008. Historically, we have classified unrecognized tax benefits as current income taxes payable. We now classify unrecognized tax benefits as long-term income taxes payable except to the extent we anticipate cash payment within the next year.

The following table provides a summary of the changes in the amount of unrecognized tax benefits that are included in long-term income taxes payable on the consolidated balance sheet at May 30, 2010:

(In Millions)

Balance at the beginning of fiscal 2009	$132.6
Settlements and effective settlements with tax authorities	(0.1)
Lapse of applicable statute of limitations	(5.1)
Increases for tax positions in the current year	13.5
Other changes in unrecognized tax benefits	5.3

Balance at May 31, 2009	146.2
Settlements and effective settlements with tax authorities	(4.0)
Lapse of applicable statute of limitations	(3.6)
Increases for tax positions in the current year	13.8
Other changes in unrecognized tax benefits	4.2

Balance at May 30, 2010	$156.6

At May 30, 2010, $156.6 million of the unrecognized tax benefit would affect our effective tax rate if it were to be recognized in a future period. Interest and penalties related to unrecognized tax benefits are included within income tax expense. The amount of interest and penalties accrued was $18.7 million at May 30, 2010 and $16.4 million at May 31, 2009.

We are required to file income tax returns in the U.S. federal jurisdiction, various state and local jurisdictions, and many foreign jurisdictions. A number of years may elapse before an uncertain tax position is audited and ultimately resolved. While it is often difficult to predict the final outcome or the exact timing of resolution for any particular uncertain tax position, we believe that the amounts of unrecognized tax benefits we have accrued reflect our best estimate. We adjust these amounts, as well as the related interest and penalties, as actual facts and circumstances change. Upon resolution of an uncertain tax position, we record an adjustment to income taxes in the same period.

We believe that it is reasonably possible that the unrecognized tax benefits mainly related to transfer pricing matters for tax years where the statutes of limitation expire during fiscal 2011 could decrease by as much as $3.9 million within the next year.

Our federal tax returns for fiscal 2007 through 2009 are currently under examination by the IRS. In addition, the IRS will audit our amended federal tax returns for fiscal 2005 and 2006. Several state taxing jurisdictions are examining our state tax returns for fiscal 2001 through 2005. During fiscal 2010, the state of California closed its audits of fiscal years up through fiscal 2000, which resulted in an immaterial adjustment. With a few exceptions, state tax returns for fiscal 2000 and after remain subject to future examination by state tax authorities. Internationally, tax authorities from several foreign jurisdictions are also examining our tax returns. In general, our international tax returns for fiscal 2003 and after remain subject to examination.

The tax effects of temporary differences that constitute significant portions of the deferred tax assets are presented below:

(In Millions)	2010	2009

DEFERRED TAX ASSETS
Inventories	$3.2	$5.0
Equity investments	1.0	0.2
Property, plant and equipment and intangible assets	3.8	9.9
Accrued liabilities	51.4	57.6
Research and development expenditures	73.7	94.6
Deferred compensation	18.3	14.3
Share-based compensation	72.7	59.3
Non-U.S. loss carryovers and other allowances	103.4	93.7
Federal and state credit carryovers	86.2	85.4
Other	0.8	0.9

Gross deferred tax assets	414.5	420.9
Valuation allowance	(98.7)	(96.8)

Total deferred tax assets	$315.8	$324.1

The decrease in net deferred tax assets for fiscal 2010 of $8.3 million is from continuing operations and from the tax effect on other comprehensive income items.

We record a valuation allowance to reflect the estimated amount of deferred tax assets that may not be realized. The valuation allowance has been established primarily against the reinvestment and investment tax allowances related to our operation in Malaysia, as we have concluded that the deferred tax assets will not be realized in the foreseeable future due to a tax holiday granted by the Malaysian government that is effective for a ten-year period that began in our fiscal 2010 and the uncertainty of sufficient taxable income in Malaysia beyond fiscal 2019. We have a deferred tax asset related to the California R&D credits which can be carried forward indefinitely and we have concluded that a valuation allowance is not required against it since our estimate of future taxable income for California purposes in the long term (greater than 15 years) is considered more than sufficient to realize the deferred tax asset during the same time period. The valuation allowance for deferred tax assets increased by $1.9 million in fiscal 2010 compared to an increase of $15.6 million in fiscal 2009.

The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which those temporary differences become deductible. As of May 30, 2010, based on historical taxable income and projections for future taxable income over the periods that the deferred tax assets are deductible, we believe it is more likely than not that we will realize the benefits of these deductible differences, net of the valuation allowance.

The reconciliation between the income tax rate computed by applying the U.S. federal statutory rate and the reported worldwide tax rate follows:

	2010	2009	2008
U.S. federal statutory tax rate	35.0%	35.0%	35.0%
Non-U.S. income taxed at different rates	(13.8)	0.6	(3.0)
U.S. state and local taxes net of federal benefits	1.6	(0.7)	0.9
Changes in beginning of year valuation allowances	(0.5)	5.8	(1.9)
Domestic manufacturing benefit	(1.2)	(2.8)	(1.3)
Tax credits	(2.2)	(5.7)	(1.1)
Other	3.2	3.3	(2.2)

Effective tax rate	22.1%	35.5%	26.4%

No U.S. income taxes have been provided on the cumulative unremitted earnings of approximately $108.5 million from non-U.S. subsidiaries as of May 30, 2010. It is not practicable to determine the U.S. income tax liability that would be payable if such earnings was not reinvested indefinitely. We intend to continue reinvesting certain foreign earnings from non-U.S. subsidiaries indefinitely.

At May 30, 2010, we had $11.9 million of state net operating loss carryovers, which expire between fiscal 2011 and 2022. We also had $125.1 million of state credit carryovers, consisting primarily of California R&D credits of $124.8 million which can be carried forward indefinitely. In addition, we had net operating losses and other tax allowance carryovers of $432.0 million from certain non-U.S. jurisdictions, most of which do not expire.

Note 12. Retirement and Pension Plans

The annual expense for all retirement and pension plans was as follows:

(In Millions)	2010	2009	2008

Salary deferral 401(k) plan	$13.3	$16.5	$17.2

Non-U.S. pension and retirement plans	$16.5	$10.1	$12.7

U.S. Plans

Our retirement and savings program for U.S. employees consists of a salary deferral 401(k) plan. The salary deferral 401(k) plan allows employees to defer up to 30 percent of their salaries, subject to certain limitations, with partially matching company contributions. To encourage employee participation, we make a matching contribution of 150 percent of the employee’s contribution to the 401(k) plan, up to the first 4 percent of the employee’s eligible salary. Contributions are invested in one or more of thirty investment funds at the discretion of the employee. One of the investment funds is a stock fund in which contributions are invested in National common stock at the discretion of the employee. 401(k) investments made by the employee in National common stock may be sold at any time at the employee’s direction. Although we have reserved 10,000,000 shares of common stock for issuance to the stock fund, shares purchased to date with contributions have been purchased on the open market and we have not issued any stock directly to the stock fund.

We also have a deferred compensation plan, which allows highly compensated employees (as defined by IRS regulations) to defer greater percentages of compensation than would otherwise be permitted under the salary deferral 401(k) plan and IRS regulations. The deferred compensation plan is a non-qualified plan of deferred compensation maintained in a rabbi trust. Participants can direct the investment of their deferred compensation plan accounts in the same investment funds offered by the 401(k) plan.

International Plans

Certain of our international subsidiaries have varying types of defined benefit pension and retirement plans that comply with local statutes and practices.

We maintain defined benefit pension plans in the U.K., Germany and Taiwan that cover all eligible employees within each respective country. Prior to August 2007, we also had a defined benefit pension plan in Japan, which was terminated in full and replaced by a defined contribution plan in August 2007. As a result, we incurred a total charge of $0.2 million for the curtailment and settlement of the defined benefit pension plan.

Pension plan benefits are based primarily on participants’ compensation and years of service credited as specified under the terms of each country’s plan. The funding policy is consistent with the local requirements of each country. We may also voluntarily fund additional annual contributions as determined by management.

Beginning in fiscal 2009, we adopted the provisions of ASC Topic 715, “Compensation-Retirement Benefits,” that requires the measurement date of a plan’s funded status to be the same as the company’s fiscal year-end. As a result, the measurement date of February 28th for one of our plans was changed to May 31st. In lieu of remeasuring plan assets and benefit obligations as of the beginning of fiscal 2009 and using those new measurements to determine the effect of the measurement date change, we used the alternative approach permitted by GAAP. Under the alternative approach, the measurement of plan assets and benefit obligations determined as of February 28, 2008 were used to estimate the effect of the measurement date change. As a result, the net periodic pension cost for the 15-month period from February 28, 2008 to May 31, 2009 was allocated proportionately between amounts to be recognized as an adjustment of retained earnings for the portion of the 15-month period in fiscal 2008 and net periodic pension cost for the remaining portion in fiscal 2009. As a result, we recorded an adjustment of $0.6 million to retained earnings representing the effect of the change in measurement date for this plan.

Plan assets of the funded defined benefit pension plans are invested in funds held by third-party fund managers or are deposited into government-managed accounts in which we are not actively involved with and have no control over investment strategy. Two of the plans are self-funded plans. The plan assets held by third-parties consist primarily of U.S. and foreign equity securities, bonds and cash. The fund manager monitors the fund’s asset allocation within the guidelines established by the plan’s Board of Trustees. In line with plan investment objectives and consultation with company management, the Trustees set an allocation benchmark among equity, bond and other assets based on the relative weighting of overall international market indices. The overall investment objectives of the plan are 1) the acquisition of suitable assets of appropriate liquidity which will generate income and capital growth to meet current and future plan benefits, 2) to limit the risk of the assets failing to meet the long term liabilities of the plan and 3) to minimize the long term costs of the plan by maximizing the return on the assets. Performance is regularly evaluated by the Trustees and is based on actual returns achieved by the fund manager relative to its benchmark. The expected long-term rate of return for plan assets is based on analysis of historical data and future expectations relevant to the investments and consistency with the assumed rate of inflation implicit in the market.

The following table presents target allocation percentages and the fiscal year end percentage for each major category of plan assets:

	2010		2009
Asset Category	Target Allocation	Actual Allocation	Target Allocation	Actual Allocation

Equities	68%	59%	62%	42%
Bonds	23%	26%	25%	25%
Cash	0%	8%	5%	26%
Other	9%	7%	8%	7%

Total	100%	100%	100%	100%

The following table presents the fair value of plan assets by major categories using the same three-level hierarchy described in Note 2:

(In Millions)	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Total

Cash and cash equivalents	$16.8	$—	$—	$16.8
Equities:
Global equity securities	0.7	113.9	—	114.6
Insurance contracts	—	—	12.5	12.5
Fixed income bonds	9.6	46.5	—	56.1
Other	1.3	15.3	—	16.6

Total assets measured at fair value	$28.4	$175.7	$12.5	$216.6

For all of our plans the discount rates represent the rates at which benefits could have been settled at the measurement date and were determined based on an analysis of the investment returns underlying annuity contracts, or alternatively the rates of return currently available on high quality fixed interest investments for liability durations that match the timing and amount of the expected benefit payments. The source data used to determine the discount rates for the U.K. and Germany plans are based on the published iBoxx index of AA bond yields for durations of over 15 years. The yields at the plans’ measurement dates were approximately 5.25 to 5.46 percent. While no formal liability cash flow projections were made for these plans, the mean term of their liabilities was determined for assessing appropriate bond durations. Our plan in Taiwan is not material.

Net annual periodic pension cost of these non-U.S. defined benefit pension plans is presented in the following table:

(In Millions)	2010	2009	2008

Service cost of benefits earned during the year	$2.8	$3.2	$5.1
Plan participant contributions	(0.8)	(0.8)	(1.1)
Interest cost on projected benefit obligation	15.5	15.0	15.9
Expected return on plan assets	(13.3)	(16.8)	(19.7)
Net amortization and deferral	5.4	2.9	5.5

Net periodic pension cost	9.6	3.5	5.7
Plan settlement	—	—	0.2

Total net periodic pension cost	$9.6	$3.5	$5.9

Changes in the benefit obligations and plans assets are presented in the following table:

(In Millions)	2010	2009

PROJECTED BENEFIT OBLIGATION
Beginning balance	$252.5	$291.2
Service cost	2.8	3.6
Interest cost	15.5	18.7
Benefits paid	(6.7)	(8.5)
Actuarial gain	53.8	(1.7)
Exchange rate adjustment	(34.0)	(50.8)

Ending balance	$283.9	$252.5

PLAN ASSETS AT FAIR VALUE
Beginning balance	$199.8	$272.3
Actual return on plan assets	41.9	(39.8)
Company contributions	6.8	20.5
Plan participant contributions	0.8	0.8
Benefits paid	(6.7)	(8.0)
Exchange rate adjustment	(26.0)	(46.0)

Ending balance	$216.6	$199.8

FUNDED STATUS – BENEFIT OBLIGATION IN EXCESS OF PLAN ASSETS
Fiscal year end balance	$67.3	$52.7

ACCUMULATED BENEFIT OBLIGATION
Fiscal year end balance	$282.8	$251.8

Amounts recognized in the consolidated balance sheets:

(In Millions)	2010	2009

Other non-current liabilities	$67.3	$52.7

Accumulated other comprehensive loss	$(131.9)	$(123.5)

Amounts in accumulated other comprehensive loss that have not yet been recognized as components of net periodic pension cost:

(In Millions)	2010	2009

Transition asset	$1.1	$1.2
Actuarial loss	(133.0)	(124.7)

	$(131.9)	$(123.5)

The net periodic pension cost and projected benefit obligations were determined using the following assumptions:

	2010	2009	2008

NET PERIODIC PENSION COST
Discount rate	2.3%-6.5%	2.8%-6.2%	2.8%-5.2%
Rate of increase in compensation levels	0.0%-3.0%	1.8%-3.8%	1.8%-3.8%
Expected long-term return on assets	1.5%-7.5%	3.0%-7.5%	3.0%-7.5%

PROJECTED BENEFIT OBLIGATIONS
Discount rate	2.1%-5.5%	2.3%-6.5%	2.8%-6.2%
Rate of increase in compensation levels	1.0%-3.0%	1.0%-3.5%	1.8%-3.8%

Total contributions paid to these plans were $6.8 million in fiscal 2010, $15.4 million in fiscal 2009 and $33.6 million in fiscal 2008. We currently expect contributions to total approximately $5.2 million in fiscal 2011. This amount excludes any voluntary contribution, which is yet to be determined by management.

The following table presents the total expected benefits to be paid to plan participants for the next ten fiscal years as determined based on the same assumptions used to measure the benefit obligation at the end of the fiscal year:

(In Millions)

2011	$6.3
2012	6.8
2013	7.0
2014	7.3
2015	7.5
2016-2020	45.0

Total	$79.9

Amounts in accumulated other comprehensive loss expected to be recognized as components of net periodic pension cost over the next fiscal year:

(In Millions)

Amortization of net transition asset	$(0.2)

Amortization of net loss	$5.9

Note 13. Shareholders’ Equity

Stock Repurchase Programs

Fiscal 2010

During fiscal 2010, we did not repurchase any shares of our common stock in connection with the $500 million stock repurchase program we announced in June 2007. Under this program, we have a balance of $127.4 million remaining available for future stock repurchases at May 30, 2010. We do not have any plans to terminate the program prior to its completion, and there is no expiration date for this repurchase program.

Fiscal 2009

We repurchased a total of 6.2 million shares of our common stock during fiscal 2009 for $128.4 million as part of the $500 million stock repurchase program announced in June 2007. All of these shares were repurchased in the open market and have been cancelled as of May 31, 2009.

Fiscal 2008

In June 2007, our Board of Directors approved (i) a $1.5 billion accelerated stock repurchase program; and (ii) an additional $500 million stock repurchase program similar to our existing stock repurchase program announced in March 2007. We entered into two separate agreements with Goldman Sachs to conduct the accelerated stock repurchase program. Under one of the agreements, we repurchased from Goldman Sachs, for $1.0 billion, a number of shares of our common stock determined by the volume-weighted average price of the stock during a six month period, subject to provisions establishing minimum and maximum numbers of shares. Under the other agreement, we repurchased shares of our common stock from Goldman Sachs immediately for an initial amount of $500 million. Goldman Sachs purchased an equivalent number of shares of our common stock in the open market over the next six months, and at the end of that period, the initial price was adjusted down based on the volume-weighted average price during the same period. The price adjustment was settled by us, at our option, in shares of our common stock. The $1.5 billion accelerated stock repurchase program was completed in December 2007 with a total 58.0 million shares repurchased.

In addition to the accelerated stock repurchase program, we repurchased an additional 27.9 million shares of our common stock during fiscal 2008 for $623.5 million as part of two $500 million stock repurchase programs: (i) the $500 million stock repurchase program announced in March 2007, which was completed during the third quarter of fiscal 2008, and (ii) the $500 million stock repurchase program announced in June 2007. All of these shares were repurchased in the open market. For all of fiscal 2008, we repurchased a total of 85.9 million shares of our common stock for $2,123.5 million through both the $1.5 billion accelerated stock repurchase program and the two $500 million stock repurchase programs. All shares of common stock that were repurchased had been cancelled as of the end of fiscal 2008.

Dividends

We paid cash dividends of $75.7 million in fiscal 2010, $64.4 million in fiscal 2009 and $50.6 million in fiscal 2008. In June 2010, the Board of Directors declared a cash dividend of $0.08 per outstanding share of common stock, which was paid on July 12, 2010 to shareholders of record as of the close of business on June 21, 2010. On July 12, 2010, in connection with a regularly scheduled meeting, our Board of Directors declared a cash dividend of $0.10 per outstanding share of common stock, which will be paid on October 12, 2010 to shareholders of record at the close of business on September 20, 2010.

Note 14. Share-based Compensation Plans

In September 2009, the shareholders of National approved the 2009 Incentive Award Plan (the 2009 Plan). The 2009 Plan replaces our four former equity compensation plans that provided share-based awards to employees and officers of the company (the 1977 Stock Option Plan, the 2007 Employees Equity Plan (EEP), the 2005 Executive Officer Equity Plan (EOEP) and the Executive Officer Stock Option Plan) and no further awards will be made to employees and officers under those plans. While new options can no longer be granted, there are options that are still outstanding under those plans. The 2009 Plan authorizes 16,000,000 shares of our common stock for issuance to eligible individuals in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, performance awards, dividend equivalents, stock payments, deferred stock, other stock-based awards and performance-based awards. In addition to employees and officers of the company, members of our Board of Directors and consultants to the company are eligible to participate, as determined by the Compensation Committee of the Board of Directors. As of May 30, 2010, up to 13.2 million shares were available for future issuance of all equity awards under the 2009 Plan.

Stock Option Plans

The 2009 Plan provides for the grant of both nonqualified stock options and incentive stock options (as defined in the U.S. tax code). The 2009 Plan provides for the grant of stock options at fair market value on the date of grant. The term and vesting period of the stock options are set by the Compensation Committee of our Board of Directors. To date, options granted under the terms of the 2009 Plan expire no later than six years and one day after the date of grant and vest one-fourth of the total grant one year after grant and the rest in equal monthly installments over the next three years. The terms of stock options granted under the former equity compensation plans were similar to the 2009 Plan.

We have a director stock option plan that was approved by shareholders in fiscal 1998 which authorized the grant of up to 2,000,000 shares of common stock to eligible directors who are not employees of the company. Options were granted automatically upon approval of the plan by shareholders and were granted automatically to eligible directors upon their appointment to the board and subsequent election to the board by shareholders. In connection with the approval of amendments to the director stock plan in fiscal 2006, this plan was frozen and no new options can be granted under the plan. Options issued to directors under this plan vested in full after six months. Under this plan, options to purchase 350,000 shares of common stock with a weighted-average per share exercise price of $14.24 and weighted-average remaining contractual life of 2.3 years were outstanding and exercisable as of May 30, 2010. The aggregate intrinsic value of these fully vested shares was $0.7 million at May 30, 2010.

Under the former EOEP, options to purchase 1,280,000 shares of common stock were granted in fiscal 2010, options to purchase 565,000 shares of common stock were granted in fiscal 2009 and options to purchase 520,000 shares of common stock were granted in fiscal 2008. These shares are included in the amounts presented in the table that summarizes stock option activity. Grants will no longer be made under the EOEP.

As of May 30, 2010, under all equity compensation plans for stock options there were 44.4 million shares reserved for issuance. The following table summarizes the activity of common stock shares related to stock options granted during fiscal 2010, 2009 and 2008 under our equity plans (excluding the director stock option plan under which new options can no longer be granted):

	Number of Shares (In Millions)	Weighted-Average Exercise Price

Outstanding at May 27, 2007	55.2	$18.29
Granted	6.7	$27.26
Exercised	(5.9)	$12.84
Forfeited	(0.7)	$25.03
Expired	(0.8)	$28.06

Outstanding at May 25, 2008	54.5	$19.76
Granted	7.9	$18.35
Exercised	(3.9)	$9.82
Forfeited	(2.2)	$23.40
Expired	(2.5)	$23.64

Outstanding at May 31, 2009	53.8	$19.95
Granted	6.4	$13.12
Exercised	(4.4)	$11.42
Forfeited	(13.5)	$23.60
Expired	(11.4)	$26.69

Outstanding at May 30, 2010	30.9	$15.64

Expiration dates for options outstanding at May 30, 2010 range from June 1, 2010 to May 18, 2016.

The total intrinsic value of options exercised was $7.9 million in fiscal 2010, $27.8 million in fiscal 2009 and $79.2 million in fiscal 2008. Total unrecognized compensation cost related to stock option grants as of May 30, 2010 was $21.2 million, which is expected to be recognized over a weighted-average period of 2.6 years.

The following table provides additional information about total options outstanding at May 30, 2010 under the stock option plans (excluding the director stock option plan):

	Number of Shares (In Millions)	Weighted-Average Exercise Price	Aggregate Intrinsic Value (In Millions)	Weighted- Average Remaining Contractual Life (In Years)

Fully vested and expected to vest	30.4	$15.68	$41.7	2.3

Currently exercisable	21.8	$16.13	$33.0	1.4

Stock Purchase Plan

We have an employee stock purchase plan approved by shareholders that authorizes the issuance of up to 16,000,000 shares to eligible employees worldwide. Our stock purchase plan uses a captive broker and we deposit shares purchased by the employee with the captive broker. In addition, for international participants, the National subsidiary that the participant is employed by is responsible for paying to us the difference between the purchase price set by the terms of the plan and the fair market value at the time of the purchase. This plan allows employees to purchase shares of the company’s common stock at 85 percent of the lower of the common stock’s fair market value at the time of enrollment in one of two six-month purchase periods in a one-year offering period or the end of the purchase period.

Under the terms of our stock purchase plan, we issued 1.8 million shares in fiscal 2010, 2.2 million shares in fiscal 2009 and 1.5 million shares in fiscal 2008 to employees for $19.2 million, $24.0 million and $26.0 million, respectively. As of May 30, 2010 there were 4.8 million shares reserved for future issuance under the stock purchase plan.

Other Forms of Equity Compensation

The 2009 Plan provides for the grant of restricted stock and restricted stock units that are subject to restrictions which may be based exclusively on the passage of time or may also include performance conditions as determined by the Compensation Committee of our Board of Directors. Vesting for both restricted stock and restricted stock units can begin to occur six months after grant and the minimum full vesting period for non-performance contingent restricted shares is three years. The minimum vesting period for any performance contingent restricted shares is one year. Restricted stock and restricted stock units granted under the former EEP and restricted stock plan were also subject to restrictions based exclusively on the passage of time or included performance conditions and have similar vesting requirements. We use restricted stock awards as a retention vehicle for employees with technical skills and expertise that are important to us.

The following table provides a summary of activity during fiscal 2010 for grants of restricted stock not yet vested and restricted stock units under the restricted stock plan, the EEP and the 2009 Plan (excluding units granted with performance based restrictions):

	Number of Shares (In Millions)	Weighted-Average Grant-Date Fair Value

Outstanding at May 27, 2007	0.4	$22.62
Granted/Issued	0.2	$24.04
Vested	(0.1)	$21.73
Forfeited	—	$28.39

Outstanding at May 25, 2008	0.5	$23.21
Granted/Issued	0.8	$11.64
Vested	(0.1)	$19.46
Forfeited	(0.1)	$16.50

Outstanding at May 31, 2009	1.1	$15.59
Granted/Issued	2.1	$13.75
Vested	(0.1)	$24.24
Forfeited	(0.1)	$12.70

Outstanding at May 30, 2010	3.0	$13.96

The total fair value of restricted shares that vested in fiscal 2010, 2009 and 2008 was $2.1 million, $1.6 million and $2.8 million, respectively. Total unrecognized compensation cost related to non-vested restricted stock shares and restricted stock units outstanding as of May 30, 2010 was $26.0 million, which is expected to be recognized over a weighted-average period of 3.0 years.

We have a director stock plan, which has been approved by shareholders, that authorizes the issuance of up to 900,000 shares of common stock to eligible directors who are not employees of the company. The stock is issued automatically to eligible new directors upon their appointment to the board and to all eligible directors on their subsequent election to the board by shareholders. Directors may also elect to take their annual retainer fees for board membership and committee chairmanship in stock under the plan. The shares issued to the directors under the plan are restricted from transfer for between six and thirty-six months. As of May 30, 2010 we had issued 796,047 shares under the director stock plan and had reserved 103,953 shares for future issuances. Total unrecognized compensation cost related to non-vested shares under the director stock plan as of May 30, 2010 was $0.9 million, which is expected to be recognized over a weighted-average period of 2.3 years. We will continue to grant awards to members of our Board of Directors under the existing director stock plan until all remaining authorized shares have been used. At that time, future awards will then be granted under the 2009 Plan.

With respect to performance share units under the EOEP, 259,374 shares were issued upon completion in July 2009 of the third two-year performance period. Targets for a fifth two-year performance period were established in July 2009 and will be measured after the end of fiscal 2011. In addition, targets for a one-year performance period were established, which will be measured after the end of fiscal 2010, but requires a two-year vesting period. In fiscal 2009, no shares were issued upon completion in July 2008 of the second two-year performance period because minimum performance thresholds were not achieved and in fiscal 2008, 1,005,000 shares were issued upon completion in July 2007 of the first performance period. Total unrecognized compensation cost related to unvested performance share units as of May 30, 2010 was $12.4 million, which is expected to be recognized over a weighted-average period of 1.0 years.

After the end of fiscal 2010, the fourth two-year performance period was measured upon its completion and since minimum performance thresholds were not achieved, no shares were issued in July 2010. Under the 2009 Plan, targets for a sixth two-year performance period were established in June 2010 and will be measured after the end of fiscal 2012.

In November 2008, the Compensation Committee of our Board of Directors approved retention arrangements for each of our executive officers that cover the ensuing two-year period and provide each executive officer with a cash award to be paid on or about November 30, 2010. The amount of the cash award is based on the average daily closing price of our common stock for the second fiscal quarter ending November 28, 2010, which amount increases depending on five specified stock price ranges that fall between a minimum and maximum price as set forth under each arrangement. The cash award is considered a share-based payment award and measured at fair value since the award is indexed to the price of our common stock. We measure compensation expense based on the estimated fair value of the cash award at the end of each reporting period and include that amount in share-based compensation expense. To calculate fair value, we use the Monte Carlo valuation method which estimates the probability of the potential payouts. The fair value of the cash award is amortized over the retention period and recognized as a liability reported in accrued expenses in the consolidated balance sheet as of May 30, 2010. Total unrecognized compensation cost related to the executive officer retention awards at May 30, 2010 was $2.9 million, which is expected to be recognized over a weighted-average period of 0.5 years.

Stock Option Exchange Program

We completed a stock option exchange program in November 2009. Like many companies, we had experienced a significant decline in our stock price during calendar 2008 and 2009 as a result of the global financial and economic crisis. Our employees held stock options with exercise prices significantly above the recent trading prices of our common stock. The stock option exchange program offered our employees the opportunity to surrender certain of those outstanding stock options for cancellation in exchange for a number of restricted stock units to be granted under the 2009 Plan having a value roughly equivalent to the value of the options exchanged. Named executive officers and members of our Board of Directors were not eligible to participate in the option exchange program.

Under the exchange program, eligible stock options with an exercise price of $17.00 and above could be exchanged for restricted stock units at an exchange ratio that ranged between 5 to 1 and 10 to 1 depending on the actual exercise prices of the eligible stock options. The exchange ratios for the option exchange were determined using the Black-Scholes option pricing model with a computation of expected volatility based on a combination of historical and implied volatility. We used this model to enable us to calculate exchange ratios that would result in a fair value of the new restricted stock units to be effectively equal to the fair value of the surrendered eligible stock options and as such, incremental compensation expense was immaterial.

Under the exchange program, eligible stock options to purchase an aggregate of 12,830,732 shares held by 1,713 employees were cancelled. Of this amount, eligible options to purchase 11,988,793 shares were cancelled and exchanged for a total of 1,670,944 new restricted stock units on November 16, 2009. The aggregate fair value of the restricted stock units was $22.7 million based on the closing price of our common stock on the exchange date. These restricted stock units will vest ratably each year for four years unless the exchanged stock options were fully vested, in which case they will vest ratably each year for three years. Under the terms of the exchange program, a cash payment was offered for the surrender of eligible stock options for which application of the exchange ratios would result in the issuance of less than 100 restricted stock units. Eligible options to purchase 841,939 shares were cancelled in exchange for an aggregate $1.3 million cash payment made to employees on November 16, 2009. As a result of the cash payments, share-based compensation expense in fiscal 2010 includes an incremental expense of $1.7 million.

Note 15. Commitments and Contingencies

Commitments

We lease certain facilities and equipment under operating lease arrangements. Rental expenses under operating leases were $24.5 million, $29.8 million and $31.9 million in fiscal 2010, 2009 and 2008, respectively.

Future minimum commitments under non-cancelable operating leases are as follows:

(In Millions)

2011	$15.0
2012	7.8
2013	5.0
2014	3.3
2015	2.4
2016 and thereafter	2.0

Total	$35.5

In October 2009, we entered into a five-year warehouse services agreement with a local supplier in Singapore who will provide warehousing and distribution services for our finished products. Under the terms of the agreement, we are committed to purchase services based on the delivery of a minimum volume of our finished products at specified rates (depending on the volume delivered) as determined in the agreement. The minimum purchases under the agreement are $3.1 million in each of the next 4 years (fiscal 2011 through 2014) and a remaining $1.3 million in fiscal 2015. We purchased $3.9 million of warehouse services under this agreement in fiscal 2010.

We have an agreement with a local energy supplier in Maine to purchase electricity for our manufacturing facility located there. The agreement began in January 2006 and is a five-year term full requirement contract with no minimum purchase commitments. The agreement allows for a fixed purchase price if the annual volume purchased falls within a specified range as determined by the terms of the agreement. In fiscal 2010, 2009 and 2008, we purchased $8.9 million, $8.8 million and $9.7 million, respectively, for electricity usage under this agreement. We also had an agreement with a local energy supplier in Texas to purchase electricity for our manufacturing facility located there. The agreement was a three-year bulk contract where service began in June 2006. However, the agreement was terminated prior to its expiration since our level of future electricity usage was expected to be significantly reduced due to the action announced in January 2008 to modernize our facilities and rationalize the capacity in our manufacturing plants. We paid a $1.0 million penalty fee and entered into a separate agreement with the same supplier for the purchase of electricity for the remainder of the service period provided under the former agreement. The new agreement, which expired at the end of fiscal 2009, required us to purchase a minimum level of electricity at a specified price as determined by the terms of the agreement. Under that agreement, we purchased a total of $6.0 million for electricity usage in fiscal 2009 and a total of $5.5 million for electricity usage under both agreements in fiscal 2008.

We have an agreement with a supplier in Malacca, Malaysia to purchase industrial gases for our manufacturing facility located there. The agreement began in May 2007 and runs through May 2022. Under the terms of the agreement we can purchase up to a certain monthly volume of gas products based on specified prices as determined by the terms of the agreement. The agreement permits the review of these prices every five years if such prices vary by more or less than 10 percent of fair market value. Minimum purchases under the agreement are $506 thousand in each of the next 5 years (fiscal 2011 through 2015) and a remaining $3.5 million in fiscal 2016 and thereafter. We purchased $1.0 million of gas products under this agreement in both fiscal 2010 and 2009. In fiscal 2008, we purchased $0.9 million of gas product.

We are party to a master operating lease agreement for capital equipment under which individual operating lease agreements are executed as the delivery and acceptance of scheduled equipment occurs. The required future minimum lease payments under these operating leases are included in the table above. These individual operating lease agreements under the master lease provide for guarantees of the equipment’s residual value at the end of their lease terms for up to a maximum of $4.1 million. At May 30, 2010, the fair value of the lease guarantees was $0.1 million and is included in other non-current liabilities.

Contingencies — Legal Proceedings

Environmental Matters

We have been named to the National Priorities List for our Santa Clara, California, site and we have completed a remedial investigation/feasibility study with the Regional Water Quality Control Board (RWQCB), acting as an agent for the EPA. We have agreed in principle with the RWQCB on a site remediation plan and we are conducting remediation and cleanup efforts at the site. In addition to the Santa Clara site, we have been designated from time to time as a potentially responsible party (PRP) by international, federal and state agencies for certain environmental sites with which we may have had direct or indirect involvement. These designations are made regardless of the extent of our involvement. These claims are in various stages of administrative or judicial proceedings and include demands for recovery of past governmental costs and for future investigations and remedial actions. In many cases, the dollar amounts of the claims have not been specified, and, claims have been asserted against a number of other entities for the same cost recovery or other relief as is sought from us. We accrue costs associated with environmental matters when they become probable and can be reasonably estimated. The amount of all environmental charges to earnings, including charges for the Santa Clara site remediation, (excluding potential reimbursements from insurance coverage), were not material during fiscal 2010, 2009 and 2008.

We have also retained responsibility for environmental matters connected with businesses we sold in fiscal 1996 and 1997. To date, the costs associated with the liabilities we have retained in these dispositions have not been material and there have been no related legal proceedings.

Tax Matters

Our federal tax returns for fiscal 2007 through 2009 are currently under examination by the IRS. In addition, the IRS will audit our amended federal tax returns for fiscal 2005 and 2006. Several U.S. state taxing jurisdictions are examining our state tax returns for fiscal 2001 through 2005. During fiscal 2010, the state of California closed its audits of fiscal years up through fiscal 2000, which resulted in an immaterial adjustment. Internationally, tax authorities from several foreign jurisdictions are also examining our tax returns. We believe we have made adequate tax payments and/or accrued adequate amounts of reserves such that the outcomes of these audits will have no material adverse effects on our financial statements.

Other Matters

In May 2008, eTool Development, Inc. and eTool Patent Holdings Corporation (collectively eTool) brought suit in the U.S. District Court for the Eastern District of Texas alleging that our WEBENCH® online design tools infringe an eTool patent and seeking an injunction and unspecified amounts of monetary damages (trebled because of the alleged willful infringement), attorneys’ fees and costs. In December 2008, eTool amended the complaint and counterclaims to include our SOLUTIONS online tool in its allegations of infringement of the eTool patent. We filed an answer to the amended complaint and counterclaims for declaratory judgment of non-infringement and invalidity of the patent. On February 27, 2009, the Court held a scheduling conference setting a claim construction hearing for August 2011 and a jury trial for January 2012. eTool served its infringement contentions in March 2009 and we served our invalidity contentions in May 2009. Both parties exchanged initial disclosures on May 29, 2009. The discovery phase of the case is now open and ongoing. In February 2010, we filed our inter partes reexamination petition with the United States Patent and Trademark Office (PTO), seeking a determination that the ‘919 patent is invalid. On March 15, 2010, the PTO issued a communication granting our inter partes reexamination petition. The inter partes proceeding is ongoing. On June 8, 2010, eTool filed its second amended complaint removing the infringement allegations against our SOLUTIONS online tool. We answered eTool’s second amended complaint on June 25, 2010. We intend to contest the case through all available means.

We are currently a party to various claims and legal proceedings, including those noted above. We make provisions for a liability when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. We believe we have made adequate provisions for potential liability in litigation matters. We review these provisions at least quarterly and adjust these provisions to reflect the impact of negotiations, settlements, rulings, advice of legal counsel and other information and events pertaining to a particular case. Based on the information that is currently available to us, we believe that the ultimate outcome of litigation matters, individually and in the aggregate, will not have a material adverse effect on our results of operations or financial position. However, litigation is inherently unpredictable. If an unfavorable ruling or outcome were to occur, there is a possibility of a material adverse effect on results of operations or our financial position.

Contingencies — Other

In connection with our past divestitures, we have routinely provided indemnities to cover the indemnified party for matters such as environmental, tax, product and employee liabilities. We also routinely include intellectual property indemnification provisions in our terms of sale, development agreements and technology licenses with third parties. Since maximum obligations are not explicitly stated in these indemnification provisions, the potential amount of future maximum payments cannot be reasonably estimated. To date we have incurred minimal losses associated with these indemnification obligations and as a result, we have not recorded any liabilities in our consolidated financial statements.

Note 16. Segment and Geographic Information

We design, develop, manufacture and market a wide range of semiconductor products, most of which are analog and mixed-signal integrated circuits. We are organized by various product line business units. For segment reporting purposes, each of our product line business units represents an operating segment as defined under ASC Topic 280, “Segment Reporting,” and our Chief Executive Officer is considered the chief operating decision-maker. Business units that have similarities, including economic characteristics, underlying technology, markets and customers, are aggregated into larger segments. For fiscal 2010, our Analog segment, which accounted for 94 percent of net sales, is the only operating segment that meets the criteria of a reportable segment. Operating segments that do not meet the criteria of a reportable segment are combined under “All Others.”

Product line business units that make up the Analog segment include high speed products, precision signal path, and power management which includes three different business units (infrastructure power, mobile devices power and performance power products). These business units represent the core analog focus and receive the majority of our research and development investment funds. The Analog segment is focused on utilizing our analog and mixed-signal design expertise to develop high-performance building blocks and integrated solutions aimed at end markets, such as wireless handsets (including smart phones) and other portable devices, and at applications for broader markets, such as industrial and medical, automotive, network infrastructure and photovoltaic systems.

Aside from these operating segments, our corporate structure in fiscal 2010, 2009 and 2008 also included the centralized Worldwide Marketing and Sales Group, the Key Market Segments Group, the Technology Development Group, the Manufacturing Operations Group, and the Corporate Group. Certain expenses of these groups are allocated to the operating segments and are included in their segment operating results.

With the exception of the allocation of certain expenses, the significant accounting policies and practices used to prepare the consolidated financial statements as described in Note 1 to the Consolidated Financial Statements are generally followed in measuring the sales, segment income or loss and determination of assets for each reportable segment. We allocate certain expenses associated with centralized manufacturing, selling, marketing and general administration to operating segments based on either the percentage of net trade sales for each operating segment to total net trade sales or headcount, as appropriate. Certain R&D expenses primarily associated with centralized activities such as process development are allocated to operating segments based on the percentage of dedicated R&D expenses for each operating segment to total dedicated R&D expenses.

The following table presents specified amounts included in the measure of segment operating results or the determination of segment assets:

(In Millions)	Analog Segment	All Others	Total

2010
Net sales to external customers	$1,329.1	$90.3	$1,419.4

Income (loss) before income taxes	$321.9	$(53.3)	$268.6

Depreciation and amortization	$4.9	$89.6	$94.5
Share-based compensation expense	$19.0	$54.8	$73.8
Interest income	$—	$1.8	$1.8
Interest expense	$—	$60.3	$60.3
Loss on extinguishment of debt	$—	$2.1	$2.1
Net loss on derivative instrument in fair value hedge	$—	$2.2	$2.2
Total assets	$177.7	$2,097.1	$2,274.8

2009
Net sales to external customers	$1,334.9	$125.5	$1,460.4

Income (loss) before income taxes	$247.0	$(133.4)	$113.6

Depreciation and amortization	$6.0	$113.8	$119.8
Share-based compensation expense	$23.5	$47.4	$70.9
Interest income	$—	$10.4	$10.4
Interest expense	$—	$72.7	$72.7
In-process research and development charge	$2.9	$—	$2.9
Total assets	$187.5	$1,775.8	$1,963.3

2008
Net sales to external customers	$1,695.9	$190.0	$1,885.9

Income before income taxes	$450.9	$0.3	$451.2

Depreciation and amortization	$7.1	$125.6	$132.7
Share-based compensation expense	$26.5	$63.2	$89.7
Interest income	$—	$33.8	$33.8
Interest expense	$—	$85.5	$85.5
Gain on sale of manufacturing plant assets	$—	$3.1	$3.1
Litigation settlement	$—	$3.3	$3.3
Total assets	$197.1	$1,952.0	$2,149.1

The information in the table above for fiscal 2009 and 2008 has been reclassified to present segment information based on the structure of our operating segments in fiscal 2010. Sales for the category “All Others,” includes sales from non-analog business units that are no longer a part of our core focus, as well as some sales generated from foundry and contract service arrangements.

Total assets for the Analog segment consist only of those assets that are specifically dedicated to an operating segment and include inventories, equipment, equity investments, goodwill and amortizable intangibles assets. Depreciation and amortization presented for each segment include only such charges on dedicated segment assets. Similarly, share-based compensation expense presented for each segment includes only such charges related to employees who directly support the operating segments. The measurement of segment profit and loss includes an allocation of depreciation expense for shared manufacturing facilities and share-based compensation expense associated with direct labor contained in the standard cost of product for each segment.

Our revenues from external customers are derived from the sales of semiconductor product and engineering-related services. For fiscal 2010, 2009 and 2008, sales from engineering-related services were immaterial and are included with semiconductor product sales. Our semiconductor product sales consist of integrated circuit components and are considered a group of similar products.

Net sales to major customers as a percentage of total net sales were as follows:

	2010	2009	2008

Distributor:
Avnet	17%	15%	15%
Arrow	15%	13%	12%

OEM:
Nokia	*	*	11%

*	less than 10%

Sales to the distributors included above are mostly for our Analog segment products, but also include some sales for our other operating segment products. Sales to Nokia are primarily for our Analog segment products.

We operate our marketing and sales activities in four main geographic regions that include the Americas, Asia Pacific, Europe and Japan. Total sales by geographical area include sales to unaffiliated customers and inter-geographic transfers, which are based on standard cost. To control costs, a substantial portion of our products are transported between the Americas, Asia Pacific region and Europe while in the process of being manufactured and sold. In the information presented below, we have excluded these inter-geographic transfers.

The following tables provide geographic sales and asset information by major countries within the main geographic areas:

(In Millions)	2010	2009	2008

Net sales:
United States	$334.9	$341.1	$385.5

Foreign locations:
People’s Republic of China	450.5	462.3	573.8
Singapore	192.7	231.5	309.9
Japan	124.0	115.4	200.6
Germany	317.3	310.1	204.4
United Kingdom (1)	—	—	211.7

	1,084.5	1,119.3	1,500.4

Total net sales	$1,419.4	$1,460.4	$1,885.9

Long-lived assets:
United States	$244.1	$294.1	$358.2

Foreign locations:
Malaysia	66.3	69.9	93.8
United Kingdom	77.0	72.9	72.1
Rest of World	2.7	24.9	33.2

	146.0	167.7	199.1

Total long-lived assets	$390.1	$461.8	$557.3

(1)	Beginning in fiscal 2009, we no longer report sales in the United Kingdom since our European sales operations were consolidated and are now in Munich, Germany.

Note 17. Financial Information by Quarter (Unaudited)

The following table presents the unaudited quarterly information for fiscal 2010 and 2009:

(In Millions, Except Per Share Amounts)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

2010
Net sales	$398.5	$361.9	$344.6	$314.4
Gross margin	$274.3	$243.7	$225.0	$192.2
Net income	$79.2	$53.2	$47.0	$29.8

Earnings per share:
Net income:
Basic	$0.33	$0.22	$0.20	$0.13
Diluted	$0.33	$0.22	$0.20	$0.13

Weighted-average common and potential common shares outstanding:
Basic	238.0	237.3	236.6	233.6
Diluted	243.6	242.5	241.0	237.9

Common stock price - high	$16.00	$15.70	$16.20	$15.85
Common stock price - low	$13.12	$13.14	$12.52	$11.60

2009
Net sales	$280.8	$292.4	$421.6	$465.6
Gross margin	$163.6	$168.1	$277.4	$307.2
Net (loss) income	$(63.7)	$21.1	$36.3	$79.6

Earnings (loss) per share:
Net (loss) income:
Basic	$(0.28)	$0.09	$0.16	$0.35
Diluted	$(0.28)	$0.09	$0.16	$0.33

Weighted-average common and potential common shares outstanding:
Basic	230.1	228.4	228.0	229.8
Diluted	230.1	231.3	234.0	241.3

Common stock price - high	$14.00	$12.17	$22.51	$24.75
Common stock price - low	$9.31	$9.06	$9.02	$19.48

Our common stock is traded on the New York Stock Exchange. The quoted market prices are as reported on the New York Stock Exchange Composite Tape. At May 30, 2010, there were approximately 4,800 record holders of common stock. The graph showing the performance of our stock over the last five years can be found in Item 5 of this Form 10-K.

NATIONAL SEMICONDUCTOR CORPORATION

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(In Millions)

Deducted from Receivables in the Consolidated Balance Sheets

Description	Doubtful Accounts		Returns	Allowances	Total

Balance at May 27, 2007	$1.2		$2.8	$28.4	$32.4
Additions charged against revenue	—		2.4	191.8	194.2
Additions charged against cost and expenses	0.1		—	—	0.1
Deductions	—		(3.1)	(198.2)	(201.3)

Balance at May 25, 2008	1.3		2.1	22.0	25.4
Additions charged against revenue	—		5.8	185.4	191.2
Additions charged against cost and expenses	—		—	—	—
Deductions	(0.2	) (1)	(3.5)	(194.2)	(197.9)

Balance at May 31, 2009	1.1		4.4	13.2	18.7
Additions charged against revenue	—		2.2	230.1	232.3
Deductions	(0.7	) (1)	(3.9)	(216.4)	(221.0)

Balance at May 30, 2010	$0.4		$2.7	$26.9	$30.0

(1)	Doubtful accounts written off, less recoveries.

Our customers do not have contractual rights to return product to us except under customary warranty provisions. The majority of returns and allowances are related to the price adjustment programs we have with distributors, none of which involve return of product. As discussed in Note 1 to the Consolidated Financial Statements, we have agreements with our distributors that cover various programs, including pricing adjustments based on resale pricing and volume, price protection for inventory and scrap allowances. The revenue we record for these distribution sales is net of estimated provisions for these programs. Our estimates are based upon historical experience rates by geography and product family, inventory levels in the distribution channel, current economic trends, and other related factors. Our history of actual credits granted in connection with the allowance programs has been consistent with the reserves we have recorded.